Exhibit 2

SUPPORT AND PURCHASE AGREEMENT

Between

GLENCORE INTERNATIONAL PLC

- and -

8001979 CANADA INC.

- and -

8115222 CANADA INC.

- and -

AGRIUM INC.

March 19, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Defined Terms	2
1.2	Construction and Interpretation	2
1.3	Commercially Reasonable Efforts	3
1.4	Currency	3
1.5	Governing Law	3
1.6	Schedules	3

ARTICLE 2 THE BID		3

2.1	Bid by Green Bay and Bidco	3
2.2	Regulatory Approvals	4
2.3	Second Step Transaction; Directors of Target	5
2.4	Alternative Transaction	5
2.5	Asset Review, Asset Reorganization Plan, and Tax Bump Reorganization	5
2.6	Completion of Tax Bump Reorganization	8

ARTICLE 3 EXCLUSIVITY		8

3.1	Exclusivity Covenant from Green Bay Regarding Target	8
3.2	Exclusivity Covenant from Atlanta Regarding the Transferred Assets	9
3.3	Acquisition and Ownership of Target Shares	10
3.4	Special Definitions for this Article 3	10

ARTICLE 4 PURCHASE AND SALE OF TRANSFERRED ASSETS		10

4.1	Transferred Assets and Assumed Liabilities	10
4.2	Sale on Debt-Free and Cash-Free Basis, As Is Where Is	11
4.3	Atlanta Arranges Purchase by other Persons	11
4.4	Purchase Price	12
4.5	Net Working Capital Adjustment	17
4.6	No Regulatory Clearance Assets	17
4.7	Consent Required Assets Subject to a Material Preferential Right	18
4.8	Consent Required Assets – Consents Required	20
4.9	Funding the Bid with Loan Proceeds in amount of Base Purchase Price	21
4.10	Audit Right	26
4.11	Bulk Sales Legislation Compliance	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING TRANSFERRED ASSETS AND ASSUMED LIABILITIES		27

5.1	No Representations and Warranties	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF GREEN BAY, BIDCO PARENT AND BIDCO		27

6.1	Representations and Warranties of Green Bay, Bidco Parent and Bidco	27
6.2	Additional Representations and Warranties of Green Bay	28
6.3	Additional Representation and Warranty of Bidco Parent and Bidco	28

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF ATLANTA		28

7.1	Representations and Warranties	28

ARTICLE 8 COVENANTS REGARDING INTERIM OPERATION		29

8.1	Management of Transferred Assets and Assumed Liabilities	29

ARTICLE 9 COVENANTS OF ATLANTA		30

9.1	Bid Documents	30
9.2	Tax Bump	31
9.3	Employees	32
9.4	Employee Plans (Excluding Australian Superannuation Funds)	33
9.5	Australian Superannuation Funds	41

ARTICLE 10 DELIVERY OF THIS AGREEMENT; CONDITIONS TO ADVANCE THE LOAN		42

10.1	Deliveries in Connection with this Agreement	42
10.2	Conditions to Advance of the Loan by Atlanta	43
10.3	Subsequent Delivery	44

ARTICLE 11 CONDITIONS OF CLOSING		44

11.1	Conditions of Closing	44

ARTICLE 12 ASSET CLOSING ARRANGEMENTS AND TERMINATION		45

12.1	Date and Place of Asset Closings	45
12.2	Closing Deliveries	47
12.3	Termination of this Agreement	47

ARTICLE 13 INDEMNIFICATION		48

13.1	Indemnification by Green Bay	48
13.2	Indemnification by Atlanta	49
13.3	Limitations on Direct Claims	49
13.4	Notice of Claim	50
13.5	Direct Claims	51
13.6	Third Party Claims	51
13.7	Cooperation	52
13.8	Remedies	52
13.9	Mitigation	52

ARTICLE 14 SURVIVAL; TIME LIMITATIONS		53

14.1	Survival of Representations, Warranties, Covenants and Indemnities	53
14.2	Time Limitations	53

- ii -

ARTICLE 15 DISPUTE RESOLUTION		53

15.1	Agreement to Arbitrate	53
15.2	Continuing Performance of Obligations under this Agreement	55
15.3	Certain Specific Waivers; Equitable Relief	55

ARTICLE 16 MISCELLANEOUS		56

16.1	Notices	56
16.2	Expenses and Commissions, etc.	57
16.3	Announcements and Consultation	57
16.4	Further Assurances	58
16.5	Successors and Assigns	58
16.6	No Partnership	58
16.7	Confidentiality	58
16.8	Entire Agreement	60
16.9	Amendments and Waiver	60
16.10	Contra Proferentum	60
16.11	Severability	60
16.12	Third Party Rights	60
16.13	Time of Essence	61
16.14	Counterparts; Facsimile	61
16.15	Not a Class 1 Transaction	61

- iii -

SUPPORT AND PURCHASE AGREEMENT

THIS AGREEMENT dated March 19, 2012

BETWEEN:

GLENCORE INTERNATIONAL PLC, a corporation existing under the laws of Jersey,

(“Green Bay”),

- and -

8001979 CANADA INC., a corporation existing under the laws of Canada,

(“Bidco Parent”),

- and -

8115222 CANADA INC., a corporation existing under the laws of Canada,

(“Bidco”),

- and -

AGRIUM INC., a corporation existing under the laws of Canada,

(“Atlanta”)

RECITALS:

A.	Green Bay intends to announce on the Announcement Date an all-cash offer to acquire all of the outstanding Target Shares;

B.	Green Bay will cause its wholly-owned subsidiary incorporated for that purpose (“Bidco”) to make the Bid;

C.	Reno has agreed to support the Bid and has agreed, subject to certain terms and conditions, to purchase certain of Target’s assets, which are not Transferred Assets, following Acquisition of Control; and

D.	Atlanta has agreed to support the Bid and to acquire the Transferred Assets and Assumed Liabilities following Acquisition of Control, subject to the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

In this Agreement, the terms set out in Schedule 1.1 shall have the same respective meanings given to them in Schedule 1.1, and grammatical variations shall have the respective corresponding meanings, unless otherwise expressly stated or the context requires otherwise.

1.2	Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of, or Schedule to, this Agreement;

(b)	references to a “Section”, “Article” or a “Schedule” are references to a Section of, Article of, or Schedule to, this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;

(f)	references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time;

(g)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively;

(h)	references to required actions or inactions of Bidco Parent, Bidco or other Affiliate of Green Bay or Target (but, in the case of Target only following Acquisition of Control), or performance of obligations by Bidco Parent, Bidco or Target (but, in the case of Target only following Acquisition of Control) shall include Green Bay’s requirement to cause Bidco Parent, Bidco or Target, as the case may be, to act or not act in such manner; and

(i)	references to “Party” in relation to each other in this Agreement mean Green Bay, Bidco Parent and Bidco on the one hand, and Atlanta on the other hand.

1.3	Commercially Reasonable Efforts

For all purposes of this Agreement, an obligation on the part of any Person to use its “commercially reasonable efforts” to act or cause any action to be taken or to make any application or give any notice or to obtain any authorization, consent, relief, order, approval or other document shall not require such Person to make any payment to any Person for the purpose of taking or causing to be taken such action or procuring the same, other than payments for amounts due and payable to such Person, payments for incidental expenses incurred by such Person and payments required by any applicable legal requirement.

1.4	Currency

Unless otherwise indicated, all dollar amounts referred to in the body of this Agreement and in the Schedules hereto are expressed in Canadian dollars.

1.5	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province.

1.6	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1	Definitions

Schedule 2.5	Asset Review and Asset Reorganization

Schedule 10.2(a)	Form of First Take-up and Drawdown Notice

Schedule 10.2(b)	Form of Promissory Note

ARTICLE 2

THE BID

2.1	Bid by Green Bay and Bidco

(a)	The Bid will be made by Green Bay and Bidco. Green Bay may announce the Bid on the Announcement Date. The consideration to be offered on the Announcement Date for each Target Share pursuant to the Bid will be a cash amount.

(b)	Green Bay shall have complete and exclusive control, in its sole discretion, over: (i) all matters relating to the Bid (including whether to make the Bid, the right to publicly announce, commence, amend or waive any provision or condition of the Bid or withdraw the Bid); (ii) subject to Section 2.3, any Second Step Transaction; and (iii) subject to Sections 2.2(b) and 2.5, any Reorganization. Green Bay shall conduct all such matters in accordance with Applicable Laws. For certainty, notwithstanding but without limitation to, Atlanta’s conditions under Section 4.9(d), Green Bay and Bidco may waive any condition under the Bid in their favour independent of Atlanta and proceed with the Bid, whether or not Atlanta’s conditions are waived by Atlanta.

(c)	Notwithstanding Section 2.1(b), neither Green Bay or Bidco may terminate or otherwise withdraw the Bid, or rely on, exercise or amend (i) paragraphs (e)(A), (e)(B) or (f) of the Bid Conditions, by reason of any (A) requisite regulatory clearance or approval for Atlanta’s purchase of the Transferred Assets not being obtainable or not being obtained, or (B) any requisite regulatory clearance or approval for Reno’s purchase of any Excluded Assets not being obtainable or not being obtained, or (ii) any of the Bid Conditions, by reason of there occurring any amendment to the legislation deregulating, or a change in the implementation status of the deregulation of, the Canada Wheat Board.

(d)	Without limiting the generality of Section 3.1, from the date hereof to the Bid Expiration Date, Green Bay shall have carriage of any and all discussions or negotiations with Target relating to any or all of the Intended Transactions, as well as any other merger, amalgamation, arrangement, business combination or similar transaction between Green Bay, Bidco Parent, Bidco and Target.

2.2	Regulatory Approvals

(a)	The Bid shall be subject to receiving all requisite clearances under the Competition Act, Investment Canada Act (Canada), Canada Transportation Act (Canada), Canada Grain Act (Canada), and other necessary anti-trust or other regulatory clearances or approvals, including in Australia and elsewhere. Green Bay and Bidco shall each use commercially reasonable efforts to obtain all regulatory clearances or approvals for the Bid (which Green Bay and Bidco shall each obtain and Green Bay shall bear the sole risk for obtaining) and Atlanta shall use its commercially reasonable efforts to cooperate with Green Bay and Bidco to obtain all such regulatory clearances or approvals for the Bid, including using commercially reasonable efforts to start the processes set out in Section 2.2(b) in respect of the applicable regulatory approvals and clearances as soon as reasonably practicable. Except as set out in Section 2.2(b), Green Bay and Bidco shall have exclusive control over obtaining all such regulatory clearances and approvals and relief for the Bid, other than regulatory relief required by, and for which Atlanta is responsible pursuant to Section 2.2(b).

(b)

Atlanta shall use its commercially reasonable efforts to obtain all requisite regulatory clearances or approvals for each Asset Closing, including under the Competition Act (Canada) and any other anti-trust or other legislation, including in Australia (and, including, if Atlanta considers it necessary or desirable, from the Australian Competition and Consumer Commission and the approval of the Federal Treasurer under the Foreign Acquisitions and Takeovers Act (Australia)) and elsewhere. Atlanta shall obtain and shall bear the sole risk for obtaining such clearances or approvals and Green Bay and Bidco shall each use commercially reasonable efforts to cooperate with Atlanta to obtain all such regulatory clearances or approvals, including with respect to transaction structure and cooperating in any Competition Tribunal proceedings (and including causing or agreeing with Target, as soon as commercially reasonable, to use commercially reasonable efforts to cooperate with Atlanta to obtain all such regulatory clearances or approvals) until the Wholesale Business Sale Date or the Retail Business Sale Date, as applicable; provided that Atlanta shall have exclusive control over obtaining all such regulatory clearances and approvals.

2.3	Second Step Transaction; Directors of Target

If Bidco acquires 66 2/3% or more of the issued and outstanding Target Shares (on a fully-diluted basis) pursuant to the Bid, then Green Bay will:

a)	in good faith, use its commercially reasonable efforts to take all steps required so that the board of directors of Target comprises a majority of Persons appointed by Green Bay as expeditiously as possible; and

b)	use its commercially reasonable efforts to complete the Second Step Transaction (including, notwithstanding the scope of “commercially reasonable efforts” as referred to herein, depositing with the Depositary the balance of the consideration required to pay for the applicable Target Shares, provided that Atlanta has fully satisfied its funding obligations hereunder) as expeditiously as possible. The terms and conditions and the form of such Second Step Transaction will be solely at the discretion of Green Bay.

2.4	Alternative Transaction

(a)	If Green Bay determines in its sole discretion that it is necessary or desirable to proceed with the Bid by way of a plan of arrangement or other transaction for Acquisition of Control of Target with Target’s consent or participation rather than a take-over bid, the Parties agree that Green Bay and Bidco shall be permitted for all purposes hereof to proceed with the Bid on such basis.

(b)	If, prior to Acquisition of Control, Green Bay acquires the right of due diligence over Target’s business and undertaking in respect of the Transferred Assets or Assumed Liabilities, Green Bay shall use commercially reasonable efforts to obtain or provide a corresponding right of due diligence to Atlanta.

2.5	Asset Review, Asset Reorganization Plan, and Tax Bump Reorganization

(a)

As soon as practicable following Acquisition of Control, each of Green Bay and Atlanta will, in good faith, review the assets and liabilities of the Agri-Products Business to determine the Transferred Assets and the Assumed Liabilities (“Asset Review”) and, in accordance with the principles, process and tax considerations set out in this Section 2.5, Article 4, Section 12.1 and in Schedule 2.5, Green Bay will prepare and deliver to Atlanta on a “without prejudice basis” a draft plan (“Draft Asset Reorganization Plan”) to complete the Asset Reorganization to facilitate each Asset Closing. The Draft Asset Reorganization Plan may be developed by Green Bay on an iterative basis with the input of Atlanta, but in any case shall be prepared and delivered by Green Bay to Atlanta no later than 20 Business Days following Acquisition of Control. Atlanta will have not less than 10 Business Days to provide, on a “without prejudice basis”, its comments on the Draft Asset Reorganization Plan, which comments must be reasonably detailed and propose reasonable alternatives to the particular plan(s) objected to. After considering Atlanta’s comments, Green Bay, on a “without prejudice basis”, may in its discretion, issue one or more subsequent drafts of the Draft Asset Reorganization Plan following the sequence and process above.

(b)	When it deems appropriate, but in any case, within 5 Business Days following notice from Atlanta, provided such notice is given at least 90 days after Acquisition of Control, Green Bay will issue a final version of its Asset Reorganization Plan clearly labelled and identified as such (the “Final Asset Reorganization Plan”). Atlanta will have at least 10 Business Days after receipt of the Final Asset Reorganization Plan to notify Green Bay of any material objections (in reasonable detail and proposing reasonable alternatives, and quantified in minimum dollar terms to the extent reasonably possible) it has to the Final Asset Reorganization Plan. Green Bay may also notify Atlanta of its material objections (in reasonable detail and proposing reasonable alternatives, and quantified in minimum dollar terms to the extent reasonably possible) to the Final Asset Reorganization Plan and Atlanta’s objections within 5 Business Days after receipt thereof. Such material objections of Atlanta and Green Bay will be addressed after the applicable Asset Closing, if requested by the objecting Party, pursuant to the dispute resolution mechanism provided in Section 2.5(e) in order to reach a determination as to financial entitlement as between the Parties. A “material objection” involves an objection that places in dispute a matter or matters having a value of more than $3.5 million with respect to the Wholesale Business or $1 million with respect to the Retail Business (determined, in each case, individually or in the aggregate) unless it is not reasonably possible to quantify the matter in dispute in dollar terms in which case, a matter which the objecting Party in good faith believes is material to its rights and to the fulfilment of its obligations under this Agreement shall constitute a material objection.

(c)	The Draft Asset Reorganization Plan(s) and Final Asset Reorganization Plan will set out how the Parties will deal with issues with respect to the Asset Closings, (including such issues as are identified in the course of the Asset Review), including: (i) the nature of and the means for obtaining any Consents Required and addressing any Preferential Rights, and (ii) how any other relevant factual issues will be dealt with in a commercially reasonable manner.

(d)	For certainty, the Draft Asset Reorganization Plan, the process for finalizing the Final Asset Reorganization Plan and the Final Asset Reorganization Plan will not be adversely affected by the Tax Bump or any Tax Bump Reorganization, and the Tax Bump and any Tax Bump Reorganization shall not affect the determination of whether the Draft Asset Reorganization Plan has been finalized or adversely affect the timing therefor or any disputes arising thereunder, or affect or delay the timing of an Asset Closing (which shall be determined as set out in Section 12.1(d)).

(e)

Any dispute regarding a Final Asset Reorganization Plan or in respect of the implementation of such plan prior to an Asset Closing or any material objection, shall first be raised in writing on a without prejudice basis to a senior officer of each Party nominated by it to engage in good faith negotiations to resolve the dispute, failing which the Parties shall elevate the dispute to their respective

Chief Executive Officers within 10 Business Days, who shall in good faith seek to finally resolve the dispute on a without prejudice basis within 10 Business Days, but in any event no later than three Business Days before the applicable Asset Closing Date set out in the Final Asset Reorganization Plan. For certainty:

(i)	having any objection to the Final Asset Reorganization Plan, whether a material objection or not, does not entitle a Party to not complete or delay any Asset Closing;

(ii)	any material objection with respect to a Final Asset Reorganization Plan or the implementation thereof that is not resolved by the procedures set out in this sub-paragraph and which any Party wishes to pursue shall be remitted to arbitration after the applicable Asset Closing pursuant to Section 15.1, however, the fact that a Party proceeds to participate in, facilitates, or completes an Asset Closing shall not prejudice its rights with respect to its material objection, or its right to arbitrate the material objection, and shall not be considered or taken into account at any arbitration related to the material objection; and

(iii)	following an Asset Closing, no Party shall have any Claim against the other Party with respect to the Final Asset Reorganization Plan for such Asset Closing, other than material objections with respect to such Asset Closing, except in respect of a breach by the other Party of its good faith obligations to prepare, develop and finalize the Final Asset Reorganization Plan.

(f)	In connection with each Asset Closing, if Atlanta provides Green Bay with a notice of dispute in respect of an adjustment made (or not made) or assets transferred or excluded (or not transferred or excluded) or liabilities assumed or excluded (or not assumed or excluded) with respect to such Asset Closing, Green Bay shall cause to be provided to Atlanta a letter of credit (a “Green Bay Letter of Credit”) (in form and substance reasonably satisfactory to Atlanta and from a banking institution with a credit rating by Standard & Poor’s at least equivalent to that of Standard & Poor’s for Scotiabank for its long-term senior unsecured debt (without credit enhancement) on the date hereof and with at least USD$10 billion in assets) in an amount equal to the principal dollar amount of the amount disputed (which shall be quantified in a minimum dollar amount (which dollar amount, for certainty, shall not limit the amount which Atlanta may dispute) to the extent reasonably possible) as set forth in Atlanta's notice of dispute, as security for payment of the amount, if any, ultimately determined pursuant to this Agreement to be owing to Atlanta by Green Bay, within 5 Business Days of receipt of such notice, subject to final resolution pursuant to Section 15.1 or as otherwise resolved between the Parties. For certainty, the notice of dispute shall not limit or restrict Atlanta from making any Claim in respect of damages, but the letter of credit provided by Green Bay shall not be in respect of any Claims for damages.

(g)

Except in respect of (i) the principles, process and tax considerations set out in Schedule 2.5 for determining the Final Asset Reorganization Plan and (ii) the Final Asset Reorganization Plan, the participation of the Parties in the process provided for in this Section 2.5 and any communication between them relating thereto pursuant to this Section 2.5 (including any waivers, agreements or notices required, agreed to or deemed to be agreed to pursuant to this Section 2.5) shall be entirely on a "without prejudice" basis to either Party for the purposes of facilitating, in good faith, the timely completion of each Asset Closing and shall not be introducible into evidence or otherwise be considered admissible into evidence or otherwise be submitted to be introduced in, or considered in any proceedings under or pursuant to this Agreement, including for pursuing any material objection pursuant to Section 15.1 (including that any quantification given in any notice of a material objection shall be understood and agreed to be an estimate only of the minimum quantification and to be provided on a without prejudice basis and shall not limit a Party from its right to quantify and prove Losses which may be in excess of the amount of any material objection so notified). Each Party hereby irrevocably waives any right it may have (by rules of evidence or any Applicable Law) to challenge the inadmissibility thereof or to seek the admissibility thereof. For further certainty, the principles, processes and tax considerations set out in Schedule 2.5 are binding as guiding principles for the Asset Review, Draft Asset Reorganization Plan(s) and Final Reorganization Plan to complete the Asset Reorganization and to facilitate one or more Asset Closings in respect of the Transferred Assets and Assumed Liabilities, and such principles, processes and tax considerations shall be fully admissible in any proceedings pursuant to Section 15.1. In any proceeding to determine whether the Parties have abided by their obligation to act in good faith as provided in this Section 2.5, all statements, conduct and documents made or produced by the Parties shall be admissible solely and exclusively for the purposes of determining whether the Parties have abided by their obligation to act in good faith as provided in this Section 2.5 (and, if necessary for this purpose, through a separate proceeding).

2.6	Completion of Tax Bump Reorganization

Green Bay shall use all commercially reasonable efforts to complete the Tax Bump Reorganization as soon as reasonably practicable following Acquisition of Control.

ARTICLE 3

EXCLUSIVITY

3.1	Exclusivity Covenant from Green Bay Regarding Target

Except with the prior written consent of Atlanta or in connection with any Intended Transaction (which, for certainty, shall not include repayment of the Loan other than by the transfer and conveyance of the Transferred Assets or payment on account of Non-Transferred Assets in accordance with this Agreement), until completion of the last Asset Closing or earlier termination of this Agreement pursuant to Section 12.3, each of Green Bay and Bidco shall not, directly or indirectly, in any manner whatsoever, by one or more or any series of transactions, either alone or with any other Person, make, pursue, solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding to do or make or participate in any:

(a)	take-over bid to acquire all of the issued and outstanding Target Shares or other transaction (including a plan of arrangement) for obtaining Acquisition of Control in respect of any equity securities or voting securities of Target;

(b)	acquisition or offer to acquire beneficial ownership of any equity securities or voting securities of Target or securities convertible into or exchangeable for equity securities or voting securities of Target (or any Affiliate of Target), or any transaction involving or relating to same;

(c)	acquisition or lease of, or any offer to acquire or lease, or any joint venture arrangement or similar transaction in respect of, any of the Transferred Assets of Target, or any transaction involving or relating to same;

(d)	merger, amalgamation, arrangement, share exchange, business combination or similar transaction with or involving Target or any of its Affiliates, or any transaction involving or relating to same;

(e)	transfer, conveyance, sale, offer, lease, partnership, joint venture or other arrangement in respect of any of the Transferred Assets or the Assumed Liabilities; or

(f)	transaction seeking to control the management, board of directors or policies of Target or any of its Affiliates.

For certainty, the foregoing does not apply with respect to any transaction with Reno as contemplated in Green Bay’s agreement with Reno as referred to in this Agreement with respect to certain of the Excluded Assets.

3.2	Exclusivity Covenant from Atlanta Regarding the Transferred Assets

Except with the prior written consent of Green Bay or in connection with (w) any Intended Transaction, (x) the sale (including, for certainty, to pursue, solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding with respect to such sale) of Transferred Assets to a wholly-owned subsidiary or Third Party pursuant to Section 4.3, or (y) any subsequent sale (including, for certainty, to pursue, solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding with respect to such subsequent sale) of any Transferred Assets following the conveyance of such Transferred Assets to Atlanta, a wholly-owned subsidiary or a Third Party pursuant to Section 4.3, until the completion of the last Asset Closing or earlier termination of this Agreement pursuant to Section 12.3, Atlanta shall not, directly or indirectly, in any manner whatsoever, by one or more or any series of transactions, either alone or with any other Person, make, pursue, solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding to do or make or participate in any:

(a)	take-over bid to acquire all of the issued and outstanding Target Shares or other transaction (including a plan of arrangement) for obtaining Acquisition of Control in respect of any equity securities or voting securities of Target;

(b)	acquisition or offer to acquire beneficial ownership of any equity securities or voting securities of Target or securities convertible into or exchangeable for equity securities or voting securities of Target (or any Affiliate of Target), or any transaction involving or relating to same;

(c)	acquisition or lease of, or any offer to acquire or lease, or any joint venture arrangement or similar transaction in respect of, any of the assets of Target or its Affiliates, or any transaction involving or relating to same;

(d)	merger, amalgamation, arrangement, share exchange, business combination or similar transaction with or involving Target or any of its Affiliates, or any transaction involving or relating to same;

(e)	transfer, conveyance, sale, offer, lease, partnership, joint venture or other arrangement in respect of any of Target’s assets; or

(f)	transaction seeking to control the management, board of directors or policies of Target or any of its Affiliates.

3.3	Acquisition and Ownership of Target Shares

(a)	Green Bay represents and warrants that, (i) as of the date hereof, neither Green Bay nor any of its Affiliates beneficially owns any Target Shares (or shares of any Affiliate of Target), or any securities convertible into or exchangeable for Target Shares (or shares of any Affiliate of Target), and (ii) neither Green Bay nor any Affiliate of Green Bay has acquired beneficial ownership of any Target Shares (or shares of any Affiliate of Target) or any securities convertible into or exchangeable for Target Shares (or shares of any Affiliate of Target) during the 90 days preceding the date hereof.

(b)	Atlanta represents and warrants that, (i) as of the date hereof, neither Atlanta nor any of its Affiliates beneficially owns any Target Shares (or shares of any Affiliate of Target), or any securities convertible into or exchangeable for Target Shares (or shares of any Affiliate of Target), and (ii) neither Atlanta nor any Affiliate of Atlanta has acquired beneficial ownership of any Target Shares (or shares of any Affiliate of Target) or any securities convertible into or exchangeable for Target Shares (or shares of any Affiliate of Target) during the 90 days preceding the date hereof.

3.4	Special Definitions for this Article 3

In this Article 3, the terms “beneficial ownership”, “equity security”, “offer to acquire” and “take-over bid”, shall have the meanings given to them in Part XX of the Securities Act, the term “voting security” shall have the meaning given to it in Section 1(1) of the Securities Act, and grammatical variations of such terms shall have corresponding meanings.

ARTICLE 4

PURCHASE AND SALE OF TRANSFERRED ASSETS

4.1	Transferred Assets and Assumed Liabilities

Subject to the provisions of this Agreement: (a) Green Bay and Bidco each agree to sell or cause to be sold, and Atlanta agrees to purchase, all of the Transferred Assets; and

(b) Atlanta agrees to assume the Assumed Liabilities, on the applicable Asset Closing Date(s) determined in accordance with Section 12.1; provided that Atlanta will have (x) 5 Business Days from when the Retail Business Asset Closing Date is set pursuant to Section 12.1(d) to exercise its option regarding the additional crop input retail centres referred to in paragraph (a) of the definition of Excluded Assets; and (y) 60 days following Acquisition of Control to exercise its option regarding the Wool Business referred to in paragraph (g) of the definition of Excluded Assets.

4.2	Sale on Debt-Free and Cash-Free Basis, As Is Where Is

(a)	Notwithstanding the scope of the definition of Transferred Assets or Assumed Liabilities, the Transferred Assets are being purchased, and the Assumed Liabilities are being assumed, by Atlanta (or one or more wholly-owned subsidiaries or Third Parties, as applicable) on (a) a “debt-free” and “cash-free” basis, except for legal tender in the Retail Business in the nature of petty cash or cash drawer amounts of cash (“Legal Tender”) forming part of the Transferred Assets and any items expressly forming part of the Net Working Capital pursuant to this Agreement and which may be considered to be debt in accordance with IFRS; (b) an “as is where is” basis; and (c) free from all Encumbrances except for (i) those Encumbrances adjusted for through the Net Working Capital Adjustment, (ii) any Encumbrances associated with the Assumed Liabilities, and (iii) Permitted Encumbrances (other than Permitted Encumbrances referred to in paragraph (k) of the definition of Permitted Encumbrances (unless such Permitted Encumbrances referred to in paragraph (k) of the definition of Permitted Encumbrances are permitted pursuant to clause (i) above)).

(b)	Green Bay shall be entitled to transfer or cause the transfer of Cash held by Target and its Affiliates to entities that are Affiliates of Green Bay; provided that if such removal of Cash results in or creates any increase in or addition to the Assumed Liabilities, including a tax Liability of a corporation the shares of which are being acquired as a Transferred Asset by Atlanta, then the Base Purchase Price payable in respect of the applicable Asset Closing shall be adjusted on account of the amount of any such increase or addition.

4.3	Atlanta Arranges Purchase by other Persons

(a)	Atlanta shall either acquire or cause one or more of its wholly-owned subsidiaries or Third Parties to acquire the Transferred Assets and assume the Assumed Liabilities; provided that, for No Regulatory Clearance Assets, Atlanta may arrange for the sale of such No Regulatory Clearance Assets to, and the assumption of the applicable Assumed Liabilities by, a Third Party purchaser (including pursuant to a hold separate arrangement (as such term is commonly understood pursuant to Canadian competition law)). Atlanta shall remain primarily liable to Green Bay and Bidco for any failure, in whole or part, of a wholly-owned subsidiary or Third Party purchaser to complete the sale of any Transferred Asset and to assume and discharge the associated Assumed Liabilities, unless such failure is due solely to a breach of this Agreement by Green Bay, Bidco Parent or Bidco (or due to the failure of Green Bay or Bidco to cause Target to act or not act in accordance with this Agreement).

(b)	Without in any way diminishing Atlanta's obligation to acquire or cause one or more wholly-owned subsidiaries or Third Parties to acquire the Transferred Assets and assume the related Assumed Liabilities, Green Bay and Bidco will, or will cause Target (following Acquisition of Control) or other Affiliate of Green Bay to, use commercially reasonable efforts to assist Atlanta to co-ordinate the sale of any such Transferred Assets to other buyers (which assistance may include providing access to non-confidential information and considering commercial transition arrangements), but Atlanta shall be solely responsible to identify prospective buyers and conduct any and all sale processes.

(c)	For all purposes, a transfer by Bidco (which may include Green Bay, Target or other Affiliate of Green Bay) of Transferred Assets to a wholly-owned subsidiary of Atlanta or a Third Party purchaser (including any hold separate arrangement) in accordance herewith shall constitute an Asset Closing, including, for certainty, for the purposes of Section 4.4(f). Bidco (which may include Green Bay, Target, or other Affiliate of Green Bay, as a result of any Reorganization) shall, on each Asset Closing Date, pay to Atlanta in cash the gross proceeds paid by a Third Party purchaser, without any deduction whatsoever therefrom.

4.4	Purchase Price

(a)	Base Purchase Price. The base purchase price payable by Atlanta to Bidco (which may include Green Bay, Target or other Affiliate of Green Bay, as a result of any Reorganization) for the Transferred Assets shall be $1.775 Billion, provided that such amount shall, in the event of each Election to Increase Base Purchase Price made by Atlanta, be increased by the aggregate of a percentage agreed to by the Parties of the amount computed in respect of each Election to Increase Base Purchase Price that equals the following: the percentage that (i) the increased offer price per Target Share under the Bid in response to which Atlanta issued the Election to Increase Base Purchase Price is (ii) greater than the offer price per Target Share under the Bid in effect immediately prior to making such Election to Increase Base Purchase Price (the “Base Purchase Price”).

(b)	Purchase Price Adjustments. The “Purchase Price”, as used in this Agreement, means the sum of:

(i)	the Base Purchase Price;

(ii)	plus any amounts paid by Atlanta, and less any amounts paid to Atlanta, in respect of, (A) the Net Working Capital Adjustment, (B) the Excluded Crop Input Centre Adjustment pursuant to Section 4.4(e), (C) the Operating Adjustment, (D) any amount owing in respect of the Tax Bump Reorganization pursuant to Section 4.4(h), (E) any amount owing in respect of the Second Step Transaction pursuant to Section 4.4(i), (F) any amount owing pursuant to Section 4.2(b), (G) any amount owing pursuant to Section 4.4(j), and (H) any post-closing adjustments pursuant to Section 4.4(k) (collectively, the “Purchase Price Adjustments”);

(iii)	less any amounts paid to Atlanta in respect of Non-Transferred Assets pursuant to Sections 4.7(d)(i), 4.7(e), and 4.8(b)(ii).

(c)	Offer Price Increase. If Green Bay determines to increase, or increases, the offer price per Target Share under the Bid, upon notice of same to Atlanta, Atlanta shall have 3 Business Days to approve the increase (an “Election to Increase Base Purchase Price”), failing which it shall lose the right to acquire the Transferred Assets (and the corresponding obligation to assume the Assumed Liabilities will also terminate) and Green Bay shall thereafter have 3 Business Days to elect to maintain Atlanta’s obligation to purchase the Transferred Assets (and the corresponding obligation to assume the Assumed Liabilities) (the “Election to Maintain Atlanta Obligation to Purchase”), in which case Atlanta must then acquire the Transferred Assets (and assume the Assumed Liabilities) for the Base Purchase Price last agreed to by Atlanta and otherwise on all the terms and subject to all of the conditions provided herein. If Green Bay fails to make the Election to Maintain Atlanta Obligation to Purchase, Atlanta’s obligation to purchase the Transferred Assets (and the corresponding obligation to assume the Assumed Liabilities), to contribute to the funding of the Bid pursuant to Section 4.9(a)(ii) and all of its other obligations pursuant to this Agreement shall cease and this Agreement shall terminate in accordance with Section 12.3(d). Following any increase in the Base Purchase Price pursuant to this Section 4.4(c), the Parties agree that (i) the amount of such increase shall be allocated proportionately among the Transferred Assets (other than Net Working Capital) as originally allocated by the Parties to such Transferred Assets, and (ii) the original allocations of the Base Purchase Price to Net Working Capital shall not change as a result thereof.

(d)	Operating Adjustment. The Base Purchase Price payable in respect of a Transferred Asset or a Non-Transferred Asset shall be adjusted on account of the Operating Cashflow associated with such Transferred Asset or Non-Transferred Asset, as applicable, (the “Operating Adjustment”) from the Adjustment Date to (i) in the case of a Transferred Asset, the applicable Asset Closing Date, and (ii) in the case of a Non-Transferred Asset, the date of adjustment specified in respect of such Non-Transferred Asset pursuant to Section 4.7(d)(i), 4.7(e) or 4.8(b)(ii), as applicable.

(e)	Excluded Crop Input Centre Adjustment. The Base Purchase Price payable on the Retail Business Asset Closing Date shall be adjusted on account of the Excluded Crop Input Centre Adjustment as a Purchase Price Adjustment.

(f)	Adjustments and Payment. For each Asset Closing, for the purpose of calculating the Purchase Price payable in connection therewith, Green Bay shall at least 10 Business Days in advance of each Asset Closing Date: (i) reasonably estimate the Net Working Capital for the applicable Transferred Assets; and (ii) calculate, as applicable, the Purchase Price Adjustments for each Transferred Asset to be transferred on such Asset Closing Date. On each Asset Closing Date:

(A)	the amount computed as the sum of: (i) the portion of the Base Purchase Price allocated to the Transferred Assets to be transferred on such Asset Closing Date (the “Base Purchase Price Payment Amount”) and (ii) all applicable Purchase Price Adjustments, less (iii) that portion of the principal amount of the Loan advanced by Atlanta which is equal to the Base Purchase Price Payment Amount, shall, (x) if a positive amount, be payable by Atlanta to Bidco (which may include Green Bay, Target, or other Affiliate of Green Bay, as a result of any Reorganization), and (y) if a negative amount, be payable by Bidco (which may include Green Bay, Bidco, or other Affiliate of Green Bay, as a result of any Reorganization) to Atlanta; and

(B)	the amount set out in paragraph (A)(i) shall be an amount payable by Atlanta to Bidco (which may include Green Bay, Target, or other Affiliate of Green Bay, as a result of any Reorganization) in consideration for the transfer of such Transferred Assets to Atlanta (or its designated wholly-owned subsidiary or a Third Party Purchaser) and shall be paid by set-off against that portion of the principal amount of the Loan which is equal to the portion of the Base Purchase Price allocated to such Transferred Assets on such Asset Closing Date (the “Repayment Amount”) such that the transfer of the applicable Transferred Assets on such Asset Closing Date by Bidco (which may include Green Bay, Target, or other Affiliate of Green Bay, as a result of any Reorganization) to Atlanta (or its designated wholly-owned subsidiary or a Third Party purchaser) in accordance with this Agreement shall constitute a repayment of that portion of the principal amount of the Loan which is equal to the Repayment Amount.

It is the intention of the Parties pursuant to the foregoing that, on the applicable Asset Closing Date and in connection with the transfer of all applicable Transferred Assets in accordance with this Agreement, the Party with the net amount payable to the other Party as a result of the applicable Purchase Price Adjustments referred to in (A)(ii) above shall make such net payment to the other Party and that such net payment will be the only amount payable between the Parties on such date, other than the payment by way of set-off described in paragraph (B) above.

Following each Asset Closing Date and, if applicable, the taking of an inventory as of an Asset Closing Date, the Parties, acting reasonably, shall on a date to be agreed, which shall in any event not be more than 60 Business Days following the applicable Asset Closing Date, calculate the actual Net Working Capital as at the Asset Closing Date and the adjusting payment shall be made in cash by the Party who owes such sum to the Party who is owed such sum within 10 Business Days of the date of determination.

(g)	Principles for Base Purchase Price Allocation. At any time required under this Agreement (except, for certainty, as may otherwise be expressly provided pursuant to Section 4.7(b) for the purposes of determining a Specified Amount), the Parties will allocate the Base Purchase Price to the Transferred Assets or Non-Transferred Assets from time to time in accordance with the following principles, as applicable:

(i)	the allocation of the portion of the Base Purchase Price to the Wool Business shall be $0;

(ii)	the allocation of the portion of the Base Purchase Price to the Wholesale Business shall be in the amount of the Base Purchase Price agreed by the Parties;

(iii)	the allocation of the portion of the Base Purchase Price to the Retail Business shall be in the amount of the Base Purchase Price agreed by the Parties;

(iv)	in respect of any Transferred Asset or Non-Transferred Asset forming part of the Wholesale Business or the Retail Business for which there is no agreed allocation of the Base Purchase Price to such asset:

(A)	if such asset is an entire retail crop input centre that is not Capable of Being Transferred on the Retail Business Asset Closing Date, such centre will be allocated its relative allocation based on 33% of the average of the annual revenue for such crop input centre in the last two completed fiscal years; provided that, for the purposes of such calculation, such annual revenue shall only include revenues in respect of sales of fertilizer, seed and crop protection; or

(B)	if such asset is not an entire retail crop input centre, such asset will be allocated its relative allocation based on an allocation agreed in good faith by the Parties, provided that any dispute regarding such allocation by the Parties shall first be raised in writing to a senior officer of each Party nominated by it to engage in good faith negotiations to resolve the dispute, failing which the Parties may elevate the dispute to their respective Chief Executive Officers within 7 Business Days, who shall in good faith finally resolve the dispute or the process by which the dispute will be resolved no later than 7 Business Days after receiving notice of such dispute.

Provided that the sum of (x) the Base Purchase Price allocated to the Retail Business Transferred Assets conveyed on the Retail Business Asset Closing Date, and (y) the Base Purchase Price allocated to the Retail Business Transferred Assets not Capable of Being Transferred on the Retail Business Asset Closing Date allocated in paragraph (iv) above, shall not exceed the portion of the Base Purchase Price agreed to be allocated to the Retail Business in paragraph (iii). For the purposes of calculating (x) above, such amount shall be the difference between (1) the Base Purchase Price agreed to be allocated to the Retail Business in paragraph (iii) above and (2) the Base Purchase Price allocated to the Retail Business Transferred Assets not Capable of Being Transferred on the Retail Business Asset Closing allocated in paragraph (iv) above.

In the case of a Third Party purchaser, the allocation of the Base Purchase Price in accordance with the foregoing shall apply notwithstanding the actual price paid by such Third Party purchaser.

At all times, the aggregate amount of all allocations of the Base Purchase Price shall equal the amount of the Base Purchase Price.

(h)	Effect of Tax Bump Reorganization. If any Tax Bump Reorganization results in or creates any increase in or addition to the Assumed Liabilities, including a tax Liability of a corporation the shares of which are being acquired as a Transferred Asset by Atlanta, then the Base Purchase Price payable in respect of the first Asset Closing shall be adjusted on account of the amount of any such increase or addition, without duplication of any adjustment in Section 4.4(i).

(i)	Effect of Second Step Transaction. If the Second Step Transaction and any Reorganization results in or creates any increase in or addition to the Assumed Liabilities, including a tax Liability of a corporation the shares of which are being acquired as a Transferred Asset by Atlanta, then the Base Purchase Price payable in respect of the first Asset Closing shall be adjusted on account of the amount of any such increase or addition, without duplication of any adjustment in Section 4.4(h).

(j)	Retail Adjustment. Without duplication to any other Purchase Price Adjustments, in the event that Section 4.8(b)(ii)(A) takes effect in respect of the Wholesale Business, the applicable Purchase Price Adjustments with respect to the Retail Business shall include an increase to the Purchase Price (the “Retail Adjustment”) equal to 10% of the amount of the Base Purchase Price, which amount shall be allocated among the Transferred Assets comprising the Retail Business based upon their relative allocable portion of the Base Purchase Price, and shall be payable by Atlanta to Bidco at the applicable Asset Closing Date, or if any portion of such adjustment is effective after an applicable Asset Closing Date, it shall be payable by Atlanta to Bidco on the date on which Section 4.8(b)(ii)(A) takes effect and in all cases shall be paid, to the greatest extent possible, by set-off against the Loan with the balance, if any, payable in cash.

(k)

Post-Closing Adjustment. The Final Asset Reorganization Plan in relation to each Asset Closing shall provide a post-closing adjustment mechanism to deal with any post-Asset Closing adjustment required to adjust for actual financial information and assessments or reassessments by the Canada Revenue Agency (as compared with estimates used for the purposes of the Asset Closing) in any Purchase Price Adjustment calculated as at an Asset Closing Date that is not known until after such Asset Closing Date. Such mechanism shall provide for adjustment to be made and settled between the Parties on the 90th day following the applicable Asset Closing unless the final information, assessment or reassessment is not yet available, in which case the adjustment will be made and settled between the Parties as soon as reasonably practicable after such information becomes available.

4.5	Net Working Capital Adjustment

For the purpose of calculating the Purchase Price, Green Bay shall calculate Net Working Capital as of each Asset Closing Date for the Transferred Assets transferred on such Asset Closing Date. If the Net Working Capital in respect of such Transferred Assets as of an Asset Closing Date is greater than the amount of the Base Purchase Price for such Asset Closing Date agreed by the Parties to be allocated to the Net Working Capital in respect of such Transferred Assets relevant to such Asset Closing Date, then the variance will be added to such Base Purchase Price in computing the Purchase Price. If the Net Working Capital in respect of such Transferred Assets as of the Asset Closing Date is less than the amount of the Base Purchase Price for such Asset Closing Date agreed by the Parties to be allocated to the Net Working Capital in respect of such Transferred Assets relevant to such Asset Closing Date, then the variance will be deducted from such Base Purchase Price in computing the Purchase Price (the “Net Working Capital Adjustment”). Provided that, in the event there are Delayed Assets, (i) the Net Working Capital Adjustment in respect of the Retail Business on the Retail Business Asset Closing Date shall be calculated based on the Net Working Capital determined by Green Bay in respect of the applicable Transferred Assets being conveyed on such date as compared to the Net Working Capital agreed by the Parties to be allocated to the entirety of the Retail Business, and (ii) the Net Working Capital Adjustment in respect of the applicable Delayed Assets on each applicable Delayed Asset Closing Date shall be calculated based on the Net Working Capital determined by Green Bay in respect of such Delayed Assets being conveyed on such date as compared to a Net Working Capital of $0.

4.6	No Regulatory Clearance Assets

(a)	For the purposes hereof, the “Wholesale Business Sale Date” and the “Retail Business Sale Date” shall be any such dates (and any extensions of such dates) as may be agreed to by Green Bay and Atlanta in writing. If Green Bay and Atlanta do not agree to any such dates, then the Wholesale Business Sale Date will be the date which is 13 calendar months immediately following Acquisition of Control and the Retail Business Sale Date will be the date which is 10 calendar months immediately following Acquisition of Control.

(b)	In respect of each No Regulatory Clearance Asset, Atlanta’s obligations to seek regulatory clearance or approval pursuant to Section 2.2(b) or to arrange for the sale of such Transferred Asset to a Third Party in its place pursuant to Section 4.3 shall continue until such No Regulatory Clearance Asset ceases to be a No Regulatory Clearance Asset by becoming a Delayed Asset and is transferred to Atlanta or a Third Party in accordance with the provisions of the Agreement; provided that upon the end of (x) in the case of a No Regulatory Clearance Asset forming part of the Retail Business, the Retail Business Sale Date, and (y) in the case of a No Regulatory Clearance Asset forming part of the Wholesale Business, the Wholesale Business Sale Date:

(i)

Green Bay may elect for Bidco to sell any such No Regulatory Clearance Asset to a Third Party in consultation with Atlanta and in consideration of all reasonable requirements of Atlanta, provided that notwithstanding the foregoing, Atlanta may require such transfer be to Atlanta or a Third Party pursuant to a hold separate arrangement, whereupon such No Regulatory Clearance Asset will become a Delayed Asset and the sale shall, for purposes hereof, be an Asset Closing in respect of Delayed Assets;

provided that, notwithstanding Section 4.4(f), payment for such Delayed Assets will occur as follows: (A) Bidco shall, on such Asset Closing Date, pay to Atlanta in cash the gross proceeds paid by a Third Party purchaser, without any deduction whatsoever therefrom, (B) concurrent with payment of the amount in (A), an amount equal to the Base Purchase Price allocated to such Delayed Asset shall become payable by Atlanta to Bidco, (C) the Loan shall be repaid by set-off of the amount payable in (B) against an equivalent amount of the Loan, and (D) all applicable Purchase Price Adjustments in respect of such Delayed Asset will be computed as of such Asset Closing Date, and payment of such amount will be made by Atlanta or Bidco, as applicable, on such date;

(ii)	from and after the Retail Business Sale Date or the Wholesale Business Sale Date, as applicable, until such No Regulatory Clearance Asset becomes a Delayed Asset and is transferred pursuant to this Agreement, (i) Atlanta shall pay monthly to Green Bay (or as Green Bay directs), the lesser of (x) an annual management fee of 1% of the amount of the Base Purchase Price allocated to such No Regulatory Clearance Asset, unless otherwise agreed by the Parties, and (y) an annual fee of $240,000 (not including applicable GST and HST); (ii) periodic reporting under Section 8.1 may in Green Bay’s discretion be no more frequently than quarterly; and (iii) neither Green Bay nor Bidco shall have any Liability for operating and maintaining the No Regulatory Clearance Asset during this period under Section 8.1 unless either such Party knowingly causes material damages to or the deterioration of the No Regulatory Clearance Asset by its action, inaction or failure to cause Target (or any applicable subsidiary to act or not act). Any dispute regarding the monthly management fee (including, for certainty, the determination thereof) shall first be raised in writing to a senior officer of each Party nominated by it to engage in good faith negotiations to resolve the dispute, failing which the Parties may elevate the dispute to their respective Chief Executive Officers within 7 Business Days, who shall in good faith finally resolve the dispute or the process by which the dispute will be resolved no later than 7 Business Days after receiving notice of such dispute.

4.7	Consent Required Assets Subject to a Material Preferential Right

(a)	Green Bay, Bidco and Atlanta shall cooperate to comply with the operative and other provisions of any applicable Preferential Right required to make each Transferred Asset Capable of Being Transferred (each a “Material Preferential Right”).

(b)	For purposes of this Section 4.6 only, in respect of each Transferred Asset subject to a Material Preferential Right, the amount to be attributed to such Transferred Asset for the purposes of complying with the applicable Material Preferential Right is the “Specified Amount” and shall be determined as follows:

(i)	in the event an agreed portion of the Base Purchase Price has been allocated to such Transferred Asset, such agreed allocation shall be the Specified Amount;

(ii)	in the event there is not an agreed portion of the Base Purchase that has been allocated to such Transferred Asset, Atlanta’s good faith estimation of the portion of the Base Purchase Price that it believes is properly attributable to such Transferred Asset shall be the Specified Amount and shall be provided to Bidco within 15 Business Days of request from Bidco; and

(iii)	notwithstanding paragraphs (i) or (ii) above, if Atlanta has arranged for a Third Party purchaser willing to purchase such Transferred Asset at a price different than provided by paragraphs (i) or (ii) above, such amount such Third Party purchaser is willing to pay to purchase such Transferred Asset, shall be the Specified Amount.

(c)	Bidco will, as soon as reasonably practicable upon the determination of the Specified Amount, serve all such notices and request all such waivers pursuant to the applicable Material Preferential Right using the Specified Amount.

(d)	Upon the operation of any Material Preferential Right in accordance with its terms resulting in:

(i)	a Consent Required Asset being purchased by the Material Preferential Right Holder, then: (A) Bidco shall, within 10 Business Days of such purchase by the Material Preferential Right Holder, pay to Atlanta in cash the gross proceeds paid by the Material Preferential Right Holder with respect to the Material Preferential Right, without any deduction whatsoever therefrom; (B) concurrent with payment of the amount in (A), an amount equal to the Base Purchase Price allocated to such Consent Required Asset shall become payable by Atlanta to Bidco; (C) the Loan shall be repaid by set-off of the amount payable in (B) against an equivalent amount of the Loan; and (D) all applicable Purchase Price Adjustments in respect of such Consent Required Asset will be computed as of such date of purchase by the Material Preferential Right Holder, and payment of such amount will be made by Atlanta or Bidco, as applicable, within 10 Business Days of such date of purchase by the Material Preferential Right Holder; or

(ii)	a Consent Required Asset not being purchased by the Material Preferential Right Holder, then, if such asset is:

(A)	Capable of Being Transferred, then it shall become a Delayed Asset and Green Bay, Bidco and Atlanta shall complete an Asset Closing in respect of such Delayed Asset in accordance with this Agreement; or

(B)	not Capable of Being Transferred as a result of it remaining a Consent Required Asset or being a No Regulatory Clearance Asset, then such asset will be subject to the applicable provisions herein in respect of such assets.

(e)	Notwithstanding the foregoing, in the event a Consent Required Asset subject to a Material Preferential Right is not Capable of Being Transferred by 5 p.m.

(Calgary time) on the last day of the calendar month following (A) 180 days from the Wholesale Business Sale Date, if the applicable Consent Required Asset is the Wholesale Business, or (B) 180 days from the Retail Business Sale Date, if the applicable Consent Required Asset is a Retail Business Transferred Asset, then (1) Bidco shall, within 10 Business Days of such date, pay to Atlanta the portion of the Base Purchase Price allocated to such Consent Required Asset determined pursuant to Section 4.4(g), (2) upon payment by Bidco of the amount in (1), the Loan will, therefore, be repaid by the portion of the Base Purchase Price allocated to such Consent Required Asset determined pursuant to Section 4.4(g), and (3) all applicable Purchase Price Adjustments in respect of such Consent Required Asset will be computed as of such date, and payment of such amount will be made by Atlanta or Bidco, as applicable, within 10 Business Days of such date.

4.8	Consent Required Assets – Consents Required

(a)	Green Bay and Bidco will use commercially reasonable efforts to complete all steps in the Final Asset Reorganization Plan and obtain all consents, licenses, permits, authorizations or other approvals required to make each Transferred Asset Capable of Being Transferred (excluding the regulatory approvals and consents to be obtained by Atlanta pursuant to Section 2.2(b) and any Material Preferential Rights in respect of the Transferred Assets) (collectively, the “Consents Required”) until the earlier of the date such Consents Required are received or the date provided in Section 4.8(b). Atlanta shall cooperate, acting reasonably, with Green Bay and Bidco in obtaining the Consents Required. Green Bay and Bidco shall keep Atlanta advised of the status of the process for obtaining the Consents Required.

(b)	In the event each Consent Required has not been obtained in respect of a Consent Required Asset by 5 p.m. (Calgary time) on the last day of the calendar month following (A) 180 days from the Wholesale Business Sale Date, if the applicable Consent Required Asset is the Wholesale Business, or (B) 180 days from the Retail Business Sale Date, if the applicable Consent Required Asset is a Retail Business Transferred Asset, Bidco will, on that day, so notify Atlanta and provide it with reasonable particulars, and:

(i)

upon Atlanta’s election, at Atlanta’s sole discretion, no later than 10 Business Days after receiving such notice from Bidco and to the extent possible having regard to Applicable Law and any restrictions associated with the applicable Consent Required Asset, Bidco shall use commercially reasonable efforts to give Atlanta the use of such asset on a cost only basis for a period of at least 25 years; provided that, in any case, Atlanta is satisfied, in its sole discretion, with the proposed nature and structure of such use arrangement, including being satisfied that it will be adequately secured and protected in respect of all obligations of Bidco with respect thereto and for the duration thereof; and if such use has been so provided to Atlanta, an amount equal to the Base Purchase Price for such Consent Required Asset determined pursuant to Section 4.4(g) shall become immediately payable by Atlanta to Bidco, such Consent Required Asset shall for all purposes hereof be deemed to have been transferred by Green Bay, Bidco or Target to Atlanta on the date such use arrangement becomes effective (notwithstanding that it has not and is not anticipated to be transferred, subject to later becoming Capable of Being Transferred) and such deemed transfer shall result in the Loan being repaid by set-off against the amount payable by Atlanta on such date by the portion of the Base Purchase Price allocated to such Consent Required Asset determined pursuant to Section 4.4(g), and all applicable Purchase Price Adjustments in respect of such Consent Required Asset will be computed as of such date and payment of such amount will be made by Atlanta or Bidco, as applicable, within 10 Business Days; provided that, if, at any point during such 25 year period, such Consent Required Asset becomes Capable of Being Transferred, the Parties agree that such Consent Required Asset shall be transferred for no additional consideration; or

(ii)	unless a use arrangement is entered into pursuant to the preceding paragraph, upon expiry of the 10 Business Day period following receipt of notice from Bidco, (A) Bidco shall, within 10 Business Days of such date, pay to Atlanta in cash an amount equal to the portion of the Base Purchase Price allocated to such Consent Required Asset determined pursuant to Section 4.4(g), provided however, that if such Consent Required Asset is the Wholesale Business, then the amount Bidco shall pay to Atlanta in cash shall be equal to the Base Purchase Price allocated to the Wholesale Business pursuant to Section 4.4(g) less the amount of the Retail Adjustment; (B) upon payment by Bidco of the amount in (A), the Loan will, therefore, be repaid by the amount in (A); and (C) all applicable Purchase Price Adjustments in respect of such Consent Required Asset will be computed as of such date, and payment of such amount will be made by Atlanta or Bidco, as applicable, within 10 Business Days of such date. Notwithstanding the foregoing, in the event such Consent Required Asset is the Wholesale Business, the Parties agree that subject to any requisite regulatory clearances or approvals, which for certainty are separate and apart from and shall not impact upon any of the regulatory clearances or approvals to be obtained by Atlanta pursuant to Section 2.2(b), Atlanta and Bidco shall negotiate in good faith and using commercially reasonable efforts for the purchase by Atlanta from Bidco of all or a portion of Target’s entitlement to the production and off-take associated with the Wholesale Business on arms-length commercial terms.

4.9	Funding the Bid with Loan Proceeds in amount of Base Purchase Price

(a)	Bidco will fund the Bid Consideration by utilizing Bidco’s available cash funds or borrowings and/or:

(i)	Green Bay’s cash funds and/or draw-downs under its existing facilities; and

(ii)

subject to Sections 4.9(d) and 10.2, cash by way of loan in the amount of the Base Purchase Price (as it may be increased pursuant to an Election to Increase Base Purchase Price in accordance with Section 4.4(a)) (the “Loan”), advanced by Atlanta by wire transfer (or other acceptable means for immediately available funds) to the Depositary pursuant to the Depositary Agreement (upon the direction of, and which will be directed by, Bidco) no later than noon (Calgary time) on the Business Day immediately preceding the First Take-up Announcement Date determined pursuant to Section 4.9. Such Loan shall be evidenced by the Promissory Note and shall be guaranteed by the Green Bay Guarantee and the Bidco Parent Guarantee (the form of which is attached as Schedule 4.9(a)) and the security to be provided pursuant to Section 4.9(h).

(b)	When Bidco anticipates the First Take-up Announcement Date, it will provide at least 3 Business Days’ advance notice to Atlanta of the Expected Take-up Dates (which shall in no way obligate Green Bay or Bidco to proceed with the Bid) (the “First Take-up and Drawdown Notice”). Within one Business Day of receipt of the First Take-up and Drawdown Notice, Atlanta shall advise Green Bay if it is aware of any fact or circumstance that may cause it to rely on a condition in Section 4.9(d), and Atlanta shall advise Green Bay forthwith upon subsequently becoming aware of any fact or circumstance in relation to a condition in Section 4.9(d) that is relevant to its decision. During the intervening period leading up to a condition in Section 4.9(d) being deemed satisfied or an Atlanta notice pursuant to Section 4.9(d) that a condition has not been satisfied, Green Bay will advise Atlanta if it becomes aware of any fact or circumstance that may cause Atlanta to rely on a condition in Section 4.9(d), and Green Bay will advise Atlanta of the likelihood that it will make the First Take-up Announcement. In addition, if any set or sets of facts or circumstances becomes known that could result in the exercise of a condition or either Party has reason to believe it will rely on a condition, it will forthwith advise the other Party, and the Parties shall forthwith escalate such matter for decision by their respective Chief Executive Officers. Notwithstanding the foregoing, any advice provided by a Party pursuant to the foregoing shall be without limitation to such Party’s right to rely on any condition or right under this Agreement, including as a result of any fact or circumstance known or which ought to have been known by such Party at that time.

(c)	Unless Atlanta provides notice to Bidco that Atlanta relies on a condition in Sections 4.9(d) or 10.2 on or before noon (Calgary time) on the day prior to the First Take-up Announcement Date set out in the First Take-up and Drawdown Notice, Atlanta shall be deemed not to be relying on its conditions in Sections 4.9(d) or 10.2 and such conditions shall be deemed to have been satisfied or irrevocably waived.

(d)	If Atlanta provides notice to Green Bay or Bidco that any of the following have not been satisfied this Agreement shall terminate, subject to Section 12.3:

(i)	No Agri-Products MAC. There shall have been no change, effect, event, circumstance, occurrence, or state of facts pending or threatened that has had or would reasonably be expected to have an effect that is, or would reasonably be expected to be, material and adverse to the Agri-Products Business taken as whole since the date of this Agreement (“Agri-Products MAC”);

(ii)	Bid Conditions. The Bid Conditions, in whole or in part, shall not have been waived or amended in a manner that is materially adverse to Atlanta’s interest in Target’s Agri-Products Business taken as a whole; and

(iii)	CFL Interest. Target shall have filed all instruments, agreements or documents unredacted with the Canadian securities regulatory authorities at least 10 days prior to the expiry date under the Bid relating to, governing, or affecting Target’s or any of its subsidiaries’ right or obligation to transfer its interest in CFL (including any transfer restriction, right of first refusal, change of control or similar right or obligation), and no provision in any such instrument, agreement or document provides that a Third Party has or will have following consummation of an Asset Closing, a right to acquire Target’s interest in CFL (including any of its rights to any product from CFL’s facility located in Medicine Hat, Alberta) at less than fair market value.

Each of Sections 4.9(d)(i) and 4.9(d)(iii) shall be interpreted as if they are conditions in a “bid circular” as such term is defined in Part XX of the Securities Act.

(e)	Atlanta irrevocably and absolutely agrees that all Purchase Price Adjustments will be payable by the relevant Party pursuant to Section 4.4(f) and 4.4(k) and, subject to the payment of such amounts, it accepts the risk that, and it shall have no Claim that, the aggregate value of the Transferred Assets yet to be transferred and any amount then owing to Atlanta on account of any Non-Transferred Assets is less than the principal amount of the Loan outstanding from time to time on any applicable date.

(f)	If a Bidco Event of Default has occurred and is continuing in respect of subparagraph (a) of the definition of an Event of Default in the Promissory Note, at the option of Atlanta and upon written notice from Atlanta to Bidco, (i) the Repayment Amount in respect of the Transferred Assets that were to have been transferred on such Asset Closing Date and/or (ii) the amount required to be paid by Bidco to Atlanta in accordance with Sections 4.7(d)(i), 4.7(e), or 4.8(b)(ii), as the case may be, and any and all accrued interest thereon, shall become immediately due and payable, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by Bidco). If any other Bidco Event of Default has occurred and is continuing, the entire outstanding Principal Sum and any and all accrued interest thereon shall, at the option of Atlanta, become immediately due and payable upon written notice to that effect from Atlanta to Bidco, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by Bidco).

(g)

Interest shall be payable on the outstanding principal amount of the Loan only upon the occurrence and during the continuance of a Bidco Event of Default. If a Bidco Event of Default occurs and is continuing, interest shall be payable on the principal amount of the Loan then outstanding at a rate per annum, calculated on the basis of a 360 day year, equal to Libor plus 180 basis points

(the “Interest Rate”), from the date the principal amount of the Loan was required to have been and was advanced by Atlanta to Bidco pursuant to Section 4.9(c) until the earlier of (a) the cure of such Bidco Event of Default, and (b) the repayment in full of the outstanding principal amount of the Loan by Bidco in accordance with Article 4. If interest becomes payable in accordance with this Section 4.9(g), such interest shall accrue daily and shall be payable monthly in arrears. If the Interest Rate is expressed or calculated on the basis of a year of 360 days, such Interest Rate shall be expressed as a rate per annum, calculated on the basis of a 365 day year, by multiplying such rate of interest or other rate by 365 and dividing it by 360. The principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified herein are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(h)	As security for Bidco’s obligation to repay the Loan by completion of the Asset Closings, Bidco will, and Green Bay will cause Bidco Parent to pledge to Atlanta by executing a share pledge in the agreed form (including any documents required or contemplated to be delivered pursuant thereto) (the “Share Pledge”), and grant to Atlanta a first priority, perfected security interest in, (i) in the case of Bidco, the number of Target Shares acquired by Bidco with the proceeds of the Loan equal to the amount of the Loan divided by the successful offer price per Target Share under the Bid, as more particularly described in the Share Pledge (the “Proportionate Amount of Shares”), and (ii) in the case of Bidco Parent, from and after the date of the Tax Bump Reorganization, that number of Bidco shares owned by it that is equal to the Proportionate Amount of Shares, as more fully described in the Share Pledge, and such security shall be perfected in accordance with Section 10.2. Any such security will survive any Reorganization. In connection with any such Reorganization and prior to or concurrent with any steps taken in respect of such Reorganization, Bidco or Target shall deliver, execute and provide any such documents, instruments or assurances as may be reasonably required by Atlanta granted under the Share Pledge, including with respect to the perfection and priority of Atlanta’s security interest in the pledged Target and Bidco shares, and such security shall be perfected, in all appropriate jurisdictions, in the manner determined by Atlanta, acting reasonably, including, without limitation, by registration and/or Delivery (as defined in the Share Pledge).

(i)

As a result of any Reorganization other than the amalgamation of Bidco and Target or one or more amalgamations of Bidco or Target with any subsidiary of Bidco or Target, Green Bay shall not create any resulting or surviving entity which owns both Transferred Assets and Excluded Assets (other than Transferred Assets that become Excluded Assets pursuant to this Agreement). If as a result of any Reorganization other than an amalgamation described above, Green Bay creates any resulting or surviving entity which owns Transferred Assets, Green Bay shall cause the parent of any such resulting or surviving entity to (i) enter into a guarantee of the Promissory Note substantially in the form of the Bidco Parent Guarantee, and (ii) cause to be pledged to Atlanta as security for its obligations under such guaranty, all of the shares, units or other equity interests of such resulting or surviving entity immediately following the Reorganization (the “Additional Pledged Shares”) pursuant to a share pledge substantially in the form of the Share Pledge. From time to time until the final Asset Closing, upon (x) the provision of the guarantee and the share pledge by the applicable parent, as required above, (y) delivery of the certificate(s) representing the Additional Pledged Shares to Atlanta, and (z) Atlanta being satisfied, in its sole discretion, that Atlanta has a fully perfected first priority security interest in the Additional Pledged Shares, Atlanta shall then release or discharge any security interest in the Bidco Pledged Securities or the Parentco Pledged Securities (each as defined in the Share Pledge) in proportion to the value (having regard to the allocation principles in respect of the Base Purchase Price to the Transferred Assets pursuant to Section 4.4(g)) of the Transferred Assets divided by the successful offer price under the Bid. The foregoing shall not apply (A) while there is a Material Business Restriction, but only for the duration of and to the extent of such Material Business Restriction, or (B) in the event redeemable preferred shares or similar shares are issued to effect a squeeze-out amalgamation pursuant to a Second Step Transaction.

(j)	Green Bay shall and shall cause Bidco and Target (following Acquisition of Control) not to issue or to permit the issuance of any additional equity securities or equivalent equity interests of Target or any successor entity or Person resulting from any Reorganization which could have the effect of diluting the value of the shares or equivalent equity interests over which Atlanta has security under the Share Pledge. The foregoing shall not apply in the event redeemable preferred shares or similar shares are issued to effect a squeeze-out amalgamation pursuant to a Second Step Transaction.

(k)	Except only for Permitted Encumbrances, following Acquisition of Control, none of Green Bay, Bidco or Target shall mortgage, charge, encumber, lien or in any manner grant a security interest in or over all or any part of the right, title, estate or interest in any of the Transferred Assets (which, for certainty, shall include any Non-Transferred Asset prior to such asset becoming a Non-Transferred Asset in accordance with this Agreement) without the prior consent of Atlanta, which consent may be withheld in Atlanta’s sole discretion.

(l)

Prior to the Announcement Date, Atlanta’s agreement to advance the Loan shall satisfy Canadian cash bid financing requirements, including under the Securities Act, with respect to the amount of such funding and for this purpose. Atlanta shall, without limiting its obligations under this Agreement, have provided to Green Bay upon execution and delivery of this Agreement (i) a funding comfort letter issued to Green Bay from Atlanta’s commercial bank, which is Scotiabank, in form reasonably satisfactory to Green Bay and (ii) a letter of credit issued by Scotiabank, in favour of Green Bay, in an amount equal to 5% of the Loan, which can be drawn down in full if Atlanta fails to advance all or any part of the Loan to Bidco as and when required by this Agreement (without affecting any other Claims or remedies Green Bay and Bidco may have as a result of such failure). In the event that (x) this Agreement is terminated in accordance with its terms prior to Atlanta advancing the Loan in accordance with Section 4.9(a)(ii), or (y) Atlanta advances the Loan in accordance with Section 4.9(a)(ii), Bidco shall as soon as reasonably practicable and, in any event, not later than 2 Business Days thereafter, release and return the letter of credit provided by Atlanta pursuant to this Section 4.9(l) (undrawn, in whole or in part).

(m)	Notwithstanding any other provision of this Agreement,

(i)	except in the case of the occurrence and continuance of a Bidco Event of Default and notice from Atlanta in accordance with Section 4.9(f), Bidco’s only repayment obligation in respect of the principal amount of the Loan shall be to transfer the Transferred Assets to Atlanta (or Atlanta’s designated wholly-owned subsidiary or Third Party purchaser) or to make a payment on account of Non-Transferred Assets and upon completion of such transfer of the Transferred Assets or payment, such repayment obligation shall be fully satisfied; and

(ii)	repayment of the Loan, other than upon transfer of the Transferred Assets or payment on account of Non-Transferred Assets, each in accordance with this Agreement, shall not release (i) Green Bay or Bidco from the obligation to sell, or cause to be sold, all of the Transferred Assets pursuant to this Agreement, and (ii) Atlanta from its obligation to purchase or cause to be purchased all of the Transferred Assets.

(n)	Green Bay irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(i)	whether by virtue of the droit de discussion or otherwise to require that recourse be had by Atlanta to the assets of any other person before any Claim is enforced against Green Bay in respect of the obligations assumed by it under this Agreement or the Green Bay Guarantee; and

(ii)	whether by virtue of the droit de division or otherwise to require that any Liability under any guarantee or indemnity contained in this Agreement or the Green Bay Guarantee be divided or apportioned with any person or reduced in any manner whatsoever.

4.10	Audit Right

For a period of not less than two years following the applicable Asset Closing Date, Atlanta shall have the right to audit records in respect of all adjustments made to the Base Purchase Price (which, for certainty, shall include all applicable records in respect thereof, whether records of Target, Bidco, Green Bay or an Affiliate of Green Bay), and Green Bay shall and shall cause Target to retain such records and provide reasonable access to them to Atlanta following reasonable notice. All actual out-of-pocket costs of any audit shall be at Atlanta’s expense, unless a material adjustment results in favour of Atlanta, in which case Green Bay shall be responsible for such costs. For the purposes of the foregoing, a “material adjustment” means an amount in excess of $1 million with respect to the Wholesale Business or $1 million with respect to the Retail Business (determined, in each case, individually or in the aggregate). If such audit results in any dispute as to whether any adjustment to the Base Purchase Price was made in accordance with this Agreement, the dispute shall be resolved pursuant to the dispute resolution provisions of Section 15.1 (and, for certainty, for the purposes of determining any applicable time periods or limitation periods for any dispute, including pursuant to Applicable Law or pursuant to the terms of this Agreement, such time period shall not commence until the completion of any audit and the results of such audit are made known to the Parties).

4.11	Bulk Sales Legislation Compliance

Atlanta hereby waives compliance by Green Bay, Bidco and/or Target with the provisions of any so-called “bulk transfer laws” or “bulk sales laws” of any jurisdiction in connection with the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING TRANSFERRED ASSETS AND ASSUMED LIABILITIES

5.1	No Representations and Warranties

Neither Bidco nor Green Bay makes any representation or warranty of any type whatsoever, whether express or implied or otherwise, regarding the Transferred Assets or the Assumed Liabilities, or any matter or thing relating thereto, and Atlanta acknowledges that it is not receiving, nor has it relied upon, any such representation or warranty. The Transferred Assets and the Assumed Liabilities shall be transferred or assumed, as applicable, on an “as is where is” basis without the benefit of any representation or warranty from Green Bay, Bidco or any other Person.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF GREEN BAY, BIDCO PARENT AND BIDCO

6.1	Representations and Warranties of Green Bay, Bidco Parent and Bidco

Each of Green Bay, Bidco Parent and Bidco represents and warrants to Atlanta as follows and acknowledges and confirms that Atlanta is relying on such representations and warranties in entering this Agreement:

(a)	Organization. It is validly existing, organized and subsisting under the laws of its jurisdiction of incorporation and organization (which, for certainty, with respect to Bidco and Bidco Parent, shall be either a provincial jurisdiction of Canada or the federal jurisdiction of Canada) and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)

No Violation. The entering into of this Agreement and the completion of the Intended Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of it under: (i) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or resolutions of its shareholders; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over it; (iii) any licence, permit, approval, consent or authorization held by it; (iv) any agreement or other instrument to which it is a party or by which it is bound the breach of which would have a material adverse effect on its ability to perform its obligations under the Intended Transactions; or (v) any Applicable Law in respect of which it must comply.

(c)	Enforceability. This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it by Atlanta in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.2	Additional Representations and Warranties of Green Bay

Green Bay represents and warrants to Atlanta as follows and acknowledges and confirms that Atlanta is relying on such representations and warranties in entering this Agreement:

(a)	Ownership of Bidco and Bidco Parent. As of the date hereof, each of Bidco and Bidco Parent are wholly-owned subsidiaries of Green Bay and will continue to be wholly-owned subsidiaries of Green Bay unless, in the case of Bidco, as a result of an amalgamation with Target pursuant to the Tax Bump Reorganization.

(b)	Merger with Ray. With respect to the recently announced merger with Ray and all transactions related thereto, the Intended Transactions have been communicated to Ray and the Intended Transactions are not subject to any condition or requirement for consent or approval by Ray or holder of any equity or debt interests in Ray or Green Bay (or any affiliate or subsidiary thereof) which has not been obtained prior to the execution and delivery of this Agreement.

6.3	Additional Representation and Warranty of Bidco Parent and Bidco

On a continuing basis, from the date of this Agreement to the date the Loan is fully repaid in accordance with this Agreement, Bidco Parent and Bidco each represent and warrant to Atlanta that its sole place of business for the purposes of each of (i) Section 7(1) of the Personal Property Security Act (Alberta), and (ii) Section 7(1) of the Personal Property Security Act (Ontario), is in the Province of Ontario, and acknowledge and confirm that Atlanta is relying on such representation and warranty in entering this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF ATLANTA

7.1	Representations and Warranties

Atlanta represents and warrants to Green Bay, Bidco Parent and Bidco as follows and acknowledges and confirms that Green Bay, Bidco Parent and Bidco are relying on such representations and warranties in entering this Agreement:

(a)	Organization. Atlanta is validly existing, organized and subsisting under the laws of its jurisdiction of incorporation and organization and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)	No Violation. The entering into of this Agreement and the completion of the Intended Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Atlanta under: (i) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or resolutions of the shareholders of Atlanta; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Atlanta; (iii) any licence, permit, approval, consent or authorization held by Atlanta; (iv) any agreement or other instrument to which Atlanta is a party or by which Atlanta is bound the breach of which would have a material adverse effect on its ability to perform its obligations under the Intended Transactions; or (v) any Applicable Law in respect of which Atlanta must comply.

(c)	Enforceability. This Agreement has been duly authorized, executed and delivered by Atlanta and is a legal, valid and binding obligation of Atlanta, enforceable against it by Green Bay, Bidco Parent and Bidco in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

ARTICLE 8

COVENANTS REGARDING INTERIM OPERATION

8.1	Management of Transferred Assets and Assumed Liabilities

Subject to Applicable Law, from the date of Acquisition of Control to the applicable Asset Closing Date:

(a)	Except with Atlanta’s written consent, Green Bay will cause Target to directly or indirectly operate and maintain (including maintaining insurance programs and investment in working capital) the applicable Transferred Assets (which, for certainty, shall include any Non-Transferred Asset prior to such asset becoming a Non-Transferred Asset in accordance with this Agreement) in Target’s ordinary course of business and consistent with past practice, including that Green Bay shall use its commercially reasonable efforts to cause to be provided to Atlanta quarterly (and, to the extent commercially feasible having regard to Target’s existing systems and business practices, monthly) records for the Agri-Products Business and not segregated to exclude Non-Transferred Assets or Excluded Assets as they are determined, except to the extent reasonably feasible without undue time or expense in Green Bay’s determination, regarding the status of the foregoing (excluding competitively sensitive information, such as current or future pricing programs and strategies, sales, marketing and business plans, and detailed cost information), including with respect to insurance programs and Operating Cashflow and reasonable access to those individuals responsible for preparing same.

(b)	Green Bay will provide Atlanta with access to Target’s information on the Transferred Assets (which, for certainty, shall include any Non-Transferred Asset prior to such asset becoming a Non-Transferred Asset in accordance with this Agreement) and the Assumed Liabilities (excluding competitively sensitive information such as current or future pricing programs and strategies, sales, marketing and business plans, and detailed cost information) which shall, at the request of Atlanta, be provided to any Third Party designated by Atlanta (who, for certainty, has signed a confidentiality agreement with Target and Green Bay) for purposes of review and monitoring.

(c)	Except for preparing for and implementing the Final Asset Reorganization Plan, Green Bay will not and will cause Target to not make any material decisions in relation to the operation of the Transferred Assets (which, for certainty, shall include any Non-Transferred Asset prior to such asset becoming a Non-Transferred Asset in accordance with this Agreement) or affecting the Assumed Liabilities (including, for certainty, any material amendments to, or extensions, compromises or waivers of, any material agreements or obligations) that are inconsistent with Target’s ordinary course of business and past practice.

The Parties agree that Sections 8.1(a) and 8.1(c) shall not apply in respect of the Wool Business.

ARTICLE 9

COVENANTS OF ATLANTA

9.1	Bid Documents

Atlanta shall use its commercially reasonable efforts to promptly provide to Green Bay such information, documents and other assistance as may be requested by Green Bay for inclusion or incorporation by reference in any circular or notice of change or other filing (or amendment or supplement thereto) relating to the Bid or the Second Step Transaction to be filed with the Securities Commissions (each a “Bid Document”) and shall cooperate in the preparation and filing of the Bid Documents if requested by Green Bay. Subject to Applicable Law, Green Bay will not make any disclosure concerning Atlanta or of information supplied by Atlanta for inclusion or incorporation by reference in any Bid Document except with the prior written consent of Atlanta, which consent shall not be unreasonably withheld or delayed. Green Bay will provide Atlanta with a reasonable opportunity to review and comment on all descriptions of Atlanta and agreements with Atlanta in the Bid Documents and the documents relating to the Second Step Transaction before they are filed with any Securities Commission. Atlanta represents and warrants that none of the information supplied by Atlanta for inclusion or incorporation by reference in any Bid Document will, at the time such Bid Document is filed with the Securities Commissions or otherwise disseminated, and at the time of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement in such Bid Document not misleading in light of the circumstances in which it was made. Atlanta will promptly notify Green Bay if at any time before the last Asset Closing it becomes aware that any Bid Document contains an untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement in such Bid Document not misleading in light of the circumstances in which it was made or that an amendment or supplement to any Bid Document may be required.

9.2	Tax Bump

For the purpose of the following covenants (A) other than for the definition of Restricted Person, Atlanta includes all related and affiliated Persons for the purposes of the Tax Act, and (B) notwithstanding the provisions in the Tax Act, for purposes of determining whether Persons are affiliated, control means de jure control.

(a)	Other than a Third Party purchaser of Transferred Assets permitted under this Agreement, Atlanta represents and agrees that the purchaser of any Transferred Asset will be a directly or indirectly wholly-owned subsidiary of Atlanta and remain so until the earlier of (i) the Asset Closing Date in respect of such Transferred Asset or (ii) the date on which this Agreement is terminated.

(b)	Atlanta does not hold and will not acquire, except on the exercise of its security interest in the Target Shares pursuant to the Share Pledge, any other share pledge agreement provided pursuant to Section 4.9(i) or any other security provided pursuant hereto, any shares of Target from the date hereof until the earlier of (i) the date on which this Agreement is terminated, and (ii) the date on which Bidco has acquired all of the Target Shares.

(c)	Other than in the ordinary course of business, Atlanta will not directly or indirectly transfer any property to Target or to any entity in which Target has a direct or indirect interest.

(d)	Atlanta will provide a list of Atlanta’s known (after making commercially reasonable enquiries) 20 largest beneficial shareholders as at the date hereof and as at each Asset Closing Date, for the purpose of establishing eligibility for the Tax Bump.

(e)	Within the two year period following the last Asset Closing Date, Atlanta will not knowingly allow a Restricted Person to acquire, directly or indirectly (i) any Transferred Asset, or (ii) any property that is substituted for a Transferred Asset (for purposes of subparagraph 88(1)(c)(vi) of the Tax Act), other than securities that are listed or conditionally approved for listing on a stock exchange at the time they are acquired.

(f)	Within the two year period following the last Asset Closing Date, Atlanta will provide a letter of instruction to each underwriter engaged by Atlanta to not solicit, market to or accept a purchase order or subscription agreement from a Restricted Person in respect of a security that is (i) a property that is substituted for a Transferred Asset (for purposes of subparagraph 88(1)(c)((vi) of the Tax Act) and (ii) listed or conditionally approved for listing on a stock exchange; provided that, for certainty, Atlanta shall have no Liability whatsoever in respect of the action or inaction of any such underwriter.

For the purpose of this Section, “Restricted Person” means a Person, other than Reno or Green Bay and their respective wholly-owned subsidiaries, who (x) at any time from the date hereof until the date on which Bidco has acquired all of the Target Shares, beneficially owns 5% or more of Target Shares or is a specified shareholder of Target for purposes of the Tax Act, and (y) has been identified in writing to Atlanta by Green Bay.

9.3	Employees

(a)	For Persons who are employed by or provide services solely to Target or any of its Affiliates in respect of or related to the Transferred Assets, and such Persons as are mutually agreed by the Parties pursuant to the Final Asset Reorganization Plan, in each case, effective as of the applicable Asset Closing Date:

(i)	Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), or its Affiliates, shall become the successor employer under any applicable collective bargaining agreements or labour agreements but excluding any applicable Australian enterprise agreements (together, the “Labour Agreements”) associated with such Transferred Assets and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall, or shall cause its Affiliates to, continue to employ all Persons employed pursuant to the Labour Agreements in accordance with the terms and conditions of the Labour Agreements for at least the duration of the term of such Labour Agreements; and

(ii)	Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), or its Affiliates, will extend a written offer of employment to Persons who are not employed pursuant to Labour Agreements (but who are employed pursuant to any applicable Australian enterprise agreements) on Comparable Terms (each, an “Offer”) in a manner that provides no less than a 5 Business Day consideration period prior to the applicable Asset Closing Date.

(b)	Any such Persons described in Sections 9.3(a)(i) or (ii) who continue to be employed pursuant to any Labour Agreement associated with the Transferred Assets or who accept an Offer, in each case, effective as of the applicable Asset Closing Date shall collectively be the “Transferred Employees”.

(c)	For greater certainty, Persons described in Section 9.3(a)(i) shall include any Person who is not actively at work on the applicable Asset Closing Date due to vacation, holiday, illness, jury duty, bereavement leave, pregnancy leave, parental leave, workers’ compensation leave, short-term disability leave, long-term disability leave, any other leave of absence authorized by Applicable Law or any other leave of absence approved by Target or an Affiliate of Target. In addition and for greater certainty, Persons in Section 9.3(a)(ii) shall include any Person who is not actively at work on the applicable Asset Closing Date due to vacation, holiday, illness, jury duty, bereavement leave, pregnancy leave, parental leave, workers’ compensation leave, short-term disability leave, long-term disability leave, any other leave of absence authorized by applicable statute or any other leave of absence approved by Target or an Affiliate of Target, except that each Person who is not actively at work on the applicable Asset Closing Date due to vacation, holiday, illness, jury duty, bereavement leave, pregnancy leave, parental leave, workers’ compensation leave, short-term disability leave, long-term disability leave, any other leave of absence authorized by applicable statute or any other leave of absence approved by Target or an Affiliate of Target shall receive an Offer on Comparable Terms at such time as such Person is cleared and fit to return to work, instead of as of the applicable Asset Closing Date.

(d)	“Comparable Terms” means: (a) base salary or wage rate; (b) bonus or incentive compensation opportunity; (c) pension, superannuation, retirement and/or supplementary retirement benefit; and (d) benefits, perquisites and other applicable terms and conditions of employment, including rights and other terms and conditions under the Employee Plans, that are in each case comparable to those that the proposed Transferred Employee was entitled to receive or participate in immediately prior to the applicable Asset Closing Date and are, in the aggregate, no less favourable to those that the proposed Transferred Employee was entitled to receive or participate in immediately prior to the applicable Asset Closing Date, provided, however, that, notwithstanding the foregoing, a proposed Transferred Employee who is eligible to participate in the defined benefit provision of an Employee Plan that is a pension plan prior to the applicable Asset Closing Date may be instead offered participation in a defined contribution provision for service on and following the applicable Asset Closing Date. For greater certainty, Comparable Terms does not mean that each individual component of the Offer is required to be the same or identical to each component of such proposed Transferred Employee’s existing terms of employment in effect immediately prior to the applicable Asset Closing Date (and, in particular, Comparable Terms does not mean that a proposed Transferred Employee who is eligible to participate in the defined benefit provision of an Employee Plan that is a pension plan prior to the applicable Asset Closing Date must be offered the ability to participate in a defined benefit provision on and after the applicable Asset Closing Date); however, the Offer must not provide such Transferred Employee with total compensation and benefits which are in the aggregate less favourable than such proposed Transferred Employee’s existing terms of employment in effect immediately prior to the Asset Closing Date.

(e)	Green Bay and Bidco shall not, and shall cause Target (following Acquisition of Control) and any Affiliate to not, from the time Offers are delivered by Atlanta and for a period of 2 years from the last Asset Closing Date, directly or indirectly induce or encourage any Person to refuse an Offer made by Atlanta (or Atlanta’s wholly owned subsidiary or Third Party purchaser, as applicable) or to employ or otherwise obtain the services of (i) any Person who did not accept an Offer (a “Refusing Employee”) or (ii) a Transferred Employee, without prior written consent of Atlanta (or Atlanta’s wholly owned subsidiary or Third Party purchaser, as applicable), provided that such restriction shall not apply to any general solicitation or job posting made to the public in the ordinary course and not specifically directed to any such Refusing Employee or Transferred Employee (either directly or indirectly).

9.4	Employee Plans (Excluding Australian Superannuation Funds)

General

(a)

Effective as of each applicable Asset Closing Date, (i) Bidco shall assign and transfer any and all Employee Plans that are provided solely for the benefit of the applicable Transferred Employees (if any) and all rights and assets (if any)

relating to any such Employee Plans to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) or its Affiliates (the “Assumed Employee Plans”); and (ii) Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) or its Affiliates shall assume all obligations and Liabilities relating to, or connected with, the Assumed Employee Plans (including all obligations and Liabilities for any other Persons entitled to benefits thereunder) and all duties, obligations and responsibilities required of it as the successor sponsor and (where applicable) administrator of the Assumed Employee Plans in accordance with the terms thereof and Applicable Laws. Bidco shall cause to be done all things required of it, and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall cause to be done all things required of it, under Applicable Law to establish Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) or its Affiliates as the successor sponsor and (where applicable) administrator to Target under the terms of the Assumed Employee Plans. Effective as of each applicable Asset Closing Date, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be responsible for all costs and expenses related to the Assumed Employee Plans, including all contributions required under the terms of such plans or Applicable Law, including in respect of any funding deficiencies thereunder.

(b)	Effective as of each applicable Asset Closing Date, each Transferred Employee shall cease participation in any Employee Plan that is not an Assumed Employee Plan or a Multi-Employer Plan. Effective as of and from each applicable Asset Closing Date, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall, or shall cause its Affiliates to, (i) establish or extend compensation and benefit plans, programs and arrangements (collectively, the “New Employee Plans”) that provide rights and benefits to the applicable Transferred Employees in accordance with the terms of any applicable Labour Agreement or on applicable Comparable Terms, as the case may be, subject to Section 9.4(m), and (ii) credit each applicable Transferred Employee’s period of service with Target or its Affiliates for all purposes under the New Employee Plans, including for purposes of eligibility for participation in, vesting, locking-in, and the entitlement to and calculation of benefits under each such New Employee Plan.

(c)

Effective on and after each applicable Asset Closing Date, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall, or shall cause its Affiliates to, assume all past, present and future Liabilities and obligations for the benefits provided to or in respect of the applicable Transferred Employees (including, where applicable, all past service liabilities and responsibility for accrued benefits in respect of Transferred Employees under the Employee Plans) and, as soon as practicable after the applicable Asset Closing Date, Bidco shall take all actions, and shall execute and deliver all documents and seek any required regulatory approvals, to transfer assets and liabilities relating to the applicable Transferred Employees under the Employee Plans (other than any Multi-Employer Plan), as applicable, to the corresponding New Employee Plans. Subject further to Sections 9.4(e) to (p) below, the value of the assets and the liabilities to be transferred from any such Employee Plan to any New Employee Plan shall be determined on a reasonable basis as agreed to by the Parties and in accordance with any requirements of Applicable Law. Notwithstanding anything in this Section 9.4, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and Green Bay, acting in good faith, may mutually agree to such other arrangements with respect to Transferred Employees’ entitlement(s) under any Employee Plan that Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and Green Bay determine are advisable given the particular circumstances, provided that this sentence shall in no event relieve Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) from (i) its obligations under Section 9.3, (ii) its responsibility for Liabilities that are Assumed Liabilities hereunder, or (iii) any requirement imposed by Applicable Law.

(d)	In the case of the Assumed Employee Plans, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be allowed a transition period of up to 90 days from the applicable Asset Closing Date to assume responsibility for benefit calculations, communications and the completion of all written forms and reports relating to the Transferred Employees. During this period, Green Bay will be responsible for, but for the account of and at the expense of Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), all benefit calculations, communications and the completion of all forms and reports relating to the Transferred Employees and will have such calculations, communications, forms and reports approved by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) before they are provided to the Transferred Employees or the appropriate regulatory authorities. Thereafter, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be responsible for all benefit calculations, communications and the completion of all forms and reports relating to the Transferred Employees.

Special Provisions Applicable to Retained Defined Benefit Plans

(e)	In the case of any Employee Plan that is not an Assumed Employee Plan or a Multi-Employer Plan and that (i) is a “registered pension plan” within the meaning of the Tax Act; and (ii) has a defined benefit provision under which any Transferred Employee has an entitlement (a “Retained Defined Benefit Plan”), then, as soon as practical and in any event no later than 120 days after the applicable Asset Closing Date, Green Bay will cause Green Bay’s Actuary to prepare a report with respect to each such plan (the “Pension Report”). The Pension Report will set out, as of the applicable Asset Closing Date, the amount (the “Pension Transfer Amount”) determined in accordance with this Section and such other information or detail as may be required to obtain regulatory approval for the proposed transfer. Green Bay’s Actuary will calculate the Pension Transfer Amount, which, subject to any requirement of Applicable Law, will be equal to the sum of the following amounts:

(A)

The greater of: (1) the fair market value of the assets of the applicable Retained Defined Benefit Plan multiplied by the ratio which the going concern liabilities relating to the Transferred Employees under such plan bears to the total going concern liabilities of such plan; and (2) the fair market value of the assets of the applicable Retained Defined Benefit Plan multiplied by the ratio which the solvency liabilities relating to the Transferred Employees under such plan bears to the total solvency liabilities of such plan, subject to a maximum amount equal to the greater of the going concern liabilities relating to the Transferred Employees or the solvency liabilities relating to the Transferred Employees under such plan; in all cases applying methods and actuarial assumptions that are consistent with accepted actuarial practice and any further requirements imposed by Applicable Law; and

(B)	If the plan permits members to make additional voluntary contributions, an amount equal to the additional voluntary contributions made by Transferred Employees plus interest (or other investment gain) thereon in accordance with the terms of such plan and Applicable Law.

The Pension Report shall be prepared using methods and actuarial assumptions that are consistent with accepted actuarial practice and with the requirements of Applicable Law. The Parties may (including through Green Bay’s and Atlanta’s Actuaries) agree on particular methods and actuarial assumptions in light of the circumstances of any Retained Defined Benefit Plan.

(f)	Forthwith after receiving the information from Green Bay necessary to commence preparation of the Pension Report, Green Bay’s Actuary will provide Atlanta’s Actuary with such information as Atlanta’s Actuary reasonably requires to review the Pension Report. Green Bay will deliver a copy of the Pension Report to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) no later than 120 days after the applicable Asset Closing Date. Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will have a period of 60 days following such delivery to review the Pension Report and, during such 60-day review period, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and Atlanta’s Actuary will have access to such documentation and information from the financial and accounting records of Green Bay and Target and Green Bay’s Actuary relating to the applicable Retained Defined Benefit Plan and applicable funding media as may be reasonably required by Atlanta’s Actuary to permit an appropriate review of the Pension Report. On or before the expiration of such 60-day review period, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will deliver a notice to Green Bay indicating that Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) either accepts or rejects the Pension Report and in the latter case such notice will set out in reasonable detail the basis for such rejection. If Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) has not delivered such notice to Green Bay by the expiration of the 60-day review period, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be deemed to have accepted the Pension Report. All expenses in connection with the preparation of the Pension Report will be for the account of Green Bay and all expenses of Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and Atlanta’s Actuary in reviewing the Pension Report will be for the account of Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser).

(g)	If Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) rejects the Pension Report, then, notwithstanding Article 15, Green Bay and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will attempt to resolve the differences. If the differences are not resolved within 90 days after delivery of the Pension Report to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), the dispute may be referred by either Party to a Third Party actuary (the “Third Party Actuary”), who will be appointed jointly by Green Bay’s Actuary and Atlanta’s Actuary. The Third Party Actuary will determine how the dispute is to be resolved and such determination will be final and binding on all Parties. The fees and expenses of such Third Party Actuary will be borne equally by Green Bay and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser). Once a settlement or determination has been achieved, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be deemed to have accepted the revised Pension Report upon its delivery to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser).

(h)

The Parties acknowledge that it is not possible to determine the Pension Transfer Amount until after the applicable Asset Closing Date. Accordingly, on such Asset Closing Date, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will designate from each Retained Defined Benefit Plan cash or other securities acceptable to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) acting reasonably (the “Designated Pension Assets”), the aggregate fair market value of which will be equal to a reasonable approximation of the Pension Transfer Amount determined in good faith by Green Bay’s Actuary and reported to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) as soon as reasonably practicable but in any event no later than 15 days following the applicable Asset Closing Date (the “Estimated Pension Transfer Amount”). The reasonable costs of preparing such estimate by Green Bay’s actuary shall be borne by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall reimburse Green Bay for such costs. Green Bay will cause the Designated Pension Assets to be segregated from the other assets held by the funding agent of such Retained Defined Benefit Plan as of the applicable Asset Closing Date. If, following acceptance of the Pension Report in accordance with Sections 9.4(f) or 9.4(g), the Pension Transfer Amount is greater than the Estimated Pension Transfer Amount, the amount of the difference (the “Shortfall”) together with interest on the Shortfall as set out below, will be added forthwith, in cash or securities of the same quality as set out above the aggregate fair value of which is equal to the Shortfall plus interest, to and will form a part of the Designated Pension Assets. If, following acceptance of the Pension Report in accordance with Sections 9.4(f) or 9.4(g), the Pension Transfer Amount is less than the Estimated Pension Transfer Amount, the amount of the difference (the “Excess”), together with interest on the Excess as set out below, will be deducted forthwith in cash or securities acceptable to Green Bay, the aggregate fair value of which is equal to the Excess plus interest, from and will no longer form part of the Designated Pension Assets. The interest to be credited to either the Excess or the Shortfall herein shall be calculated at a rate equal to the rate of return earned on the Designated Pension Assets or by the applicable Retained Defined Benefit Plan, as the case may be. Such interest shall be payable from the applicable Asset Closing Date up to and including the date the Excess or Shortfall is transferred to or from the Designated Pension Assets.

(i)	Green Bay will advise Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) of the statement of investment policies and procedures (or equivalent required statement) for each Retained Defined Benefit Plan, as amended from time to time. Effective from the applicable Asset Closing Date, Green Bay will or will cause Target to invest the Designated Pension Assets as directed by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), provided that in all cases the Designated Pension Assets will be invested in accordance with the terms of such Retained Defined Benefit Plan, its statement of investment policies and procedures (or equivalent required statement) and Applicable Law and provided that such investment does not result in, or cannot be reasonably expected to result in, the imposition of any penalty to Green Bay, Target or any Retained Defined Benefit Plan. Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) hereby acknowledges that, for greater certainty, its right to direct Green Bay or Target with respect to Designated Pension Assets shall not extend to assets of a Retained Defined Benefit Plan that are not Designated Pension Assets, and nothing herein shall constrain Green Bay’s or Target’s discretion with respect to the investment of assets of a Retained Defined Benefit Plan that are not Designated Pension Assets. Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall bear and be responsible for all reasonable costs and expenses (including legal, consulting and accounting expenses) incurred by Green Bay in connection with Atlanta's (or, in the case of a Third Party purchaser, such Third Party purchaser’s) right to direct the investment of the Designated Pension Assets, including all costs and expenses related to the segregation and investment of the Designated Pension Assets and all related documentation, reporting and filing requirements. Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will be responsible for the content of its directions, and provided that Green Bay acts in accordance with such directions, Atlanta (or in the case of a Third Party purchaser, such Third Party purchaser) shall indemnify Green Bay from and against all Claims and Losses that Green Bay may incur as a result of or arising from the investment of the Designated Pension Assets. The portion of the cost of any benefits or other payments made to, or for the benefit of, any Transferred Employee after the applicable Asset Closing Date and before the Pension Transfer Date that is reasonably attributable to the service of the Transferred Employee and that was recognized under each Retained Defined Benefit Plan prior to the applicable Asset Closing Date may be paid out of the Designated Pension Assets pursuant to the instructions of Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) for the account of, and at the expense of, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) or the Pension Transfer Amount, subject to Applicable Law, and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) shall be responsible for the contents of its written payment directions to Green Bay.

(j)	Up to the Pension Transfer Date, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) will provide written payment directions for Green Bay’s signature addressed to the funding agent of each Retained Defined Benefit Plan in respect of any benefit payments relating to the Transferred Employees and Green Bay will ensure the timely delivery of such signed written directions to such funding agent, provided that, for greater certainty, Green Bay shall not be obligated to pay any amounts to or in respect of the Transferred Employees except for the account of, and at expense of, Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser).

(k)	If any regulatory authority does not approve the transfer of assets because, in the opinion of the regulatory authority, the amount to be so transferred is insufficient or excessive, the applicable Pension Transfer Amount will be increased or decreased, as the case may be, by such amount and only to such extent as may be necessary to obtain the approval of the regulatory authority, subject to Green Bay’s and Atlanta’s (or, in the case of a Third Party purchaser, such Third Party purchaser’s) right to object to or appeal such direction of the regulatory authority where either party is reasonably of the opinion that such direction is not in accordance with Applicable Law.

(l)	The Designated Pension Assets will be supplemented by and thereafter include the additional amount in cash or securities acceptable to Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) that may be required to be transferred to the applicable New Employee Plan as a result of any increase in the Pension Transfer Amount made in accordance with Section 9.4(k), together with interest as set out in Section 9.4(h). The Designated Pension Assets will be reduced by and thereafter will not include the amount in cash or securities acceptable to Green Bay not required to be transferred to the applicable New Employee Plan as a result of any decrease in the Pension Transfer Amount made in accordance with Section 9.4(k), together with interest, as set out in Section 9.4(h).

(m)

Within 30 days after the later of (i) the registration of the applicable New Employee Plan(s) with the appropriate regulatory authorities; (ii) receipt by of such regulatory approvals as may be required in connection with the transfer of the Pension Transfer Amount (written confirmation of either of which will be forwarded by each Party to the other forthwith upon receipt); and (iii) acceptance or deemed acceptance by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) of the Pension Report referred to in Sections 9.4(f) and 9.4(g), Green Bay will or will cause Target to cause the funding agent of each Retained Defined Benefit Plan to transfer an amount equal to the Designated Pension Assets to the funding agent of the applicable New Employee Plan (such date of actual transfer of pension assets to be referred to as the “Pension Transfer Date”), provided that all benefits, charges, administration expenses and other amounts reasonably chargeable to the Designated Pension Assets or payable therefrom for the period from the applicable Asset Closing Date up to the Pension Transfer Date shall be deducted from the Designated Pension Assets. For greater certainty, any amounts paid by the applicable Retained Defined Benefit Plan to or for the benefit of Transferred Employees on and after the applicable Asset Closing Date adjusted by investment income thereon from the date of payment up to the Pension Transfer Date shall be deducted from the Pension Transfer Amount. Subject to the completion of the transfer of assets contemplated by this Section 9.4(m), the New Employee Plan will, subject to Applicable Law, provide benefits for the Transferred Employees’ period of membership in the applicable Retained Defined Benefit Plan that are substantially the same as the benefits accrued by the Transferred Employees as of the applicable Asset Closing Date under the applicable Retained Defined Benefit Plan, and Green Bay and the applicable Retained Defined Benefit Plan shall have no further responsibility or Liability therefor, except as provided for under Applicable Law.

Special Provisions Applicable to Retained Defined Contribution Plans

(n)	In the case of any Employee Plan that is not an Assumed Employee Plan or a Multi-Employer Plan and that (i) is a “registered pension plan” within the meaning of the Tax Act; and (ii) has a money purchase provision under which any Transferred Employee has an entitlement (a “Retained Defined Contribution Plan”), then as soon as practical after the applicable Asset Closing Date, Green Bay shall prepare such reports or requests together with any necessary information to seek any required regulatory approvals for a transfer of assets from the applicable Retained Defined Contribution Plan to the applicable New Employee Plan in an amount equal to the value of the assets in the account of each Transferred Employee thereunder as of the applicable Asset Closing Date (each a “Member Account Balance” and together, the “Aggregate Account Balance”), adjusted to the actual date of transfer in accordance with Section 9.4(p).

(o)	From the applicable Asset Closing Date to the actual date of transfer of pension assets in accordance with Section 9.4(p), (i) Transferred Employees shall have the same rights as active members of the applicable Retained Defined Contribution Plan in relation to the investment of their Member Account Balance, and (ii) Green Bay shall cause the funding agent of the applicable Retained Defined Contribution Plan to credit or record all investment earnings and losses and related expenses allocated to each Member Account Balance, and the pro rata share of all administrative, funding agent, investment management and record keeper expenses (based on the Aggregate Account Balance relative to the total of all defined contribution account balances in the applicable Retained Defined Contribution Plan). The Member Account Balances shall be adjusted to reflect to such earnings, losses, benefit payments and expenses. If a Transferred Employee ceases employment with Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) during the period between the applicable Asset Closing Date and the actual date of transfer in accordance with Section 9.4(p), such Transferred Employee’s Member Account Balance shall be paid to or for the benefit of such Transferred Employee in accordance with Atlanta’s (or, in the case of a Third Party purchaser, such Third Party purchaser’s) written direction and shall be deducted from and shall no longer form part of the Aggregate Account Balance to be transferred.

(p)

As soon as practical following the receipt of any required approvals by the applicable regulatory authority (written confirmation of which shall be forwarded to the other Party upon receipt), Green Bay shall cause the funding agent of the applicable Retained Defined Contribution Plan to transfer to the funding agent of the applicable New Employee Plan an amount equal to the Aggregate

Account Balance, adjusted in accordance with Section 9.4(o) to the actual date of transfer, in cash or, to the extent that the Parties agree, assets in kind. Upon receipt by the funding agent of the applicable New Employee Plan of such transfer of assets, Green Bay shall be relieved of all responsibility for the benefits earned by the Transferred Employees under the applicable Retained Defined Contribution Pension Plan in respect of their service prior to the applicable Asset Closing Date, except as provided for under Applicable Law.

9.5	Australian Superannuation Funds

Transfer of benefits to New Superannuation Fund

(a)	In respect of each Transferred Employee who is a member of a Target Superannuation Fund as at the applicable Asset Closing Date and who accepts membership of the Australian Superannuation Fund offered by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) or its relevant Affiliate pursuant to Section 9.3 (the “New Superannuation Fund”), if the Transferred Employee consents to a transfer of assets being made in respect of him or her or such a transfer is made in respect of the Transferred Employee on a ‘successor fund transfer’ basis from the relevant Target Superannuation Fund to the New Superannuation Fund, Green Bay and Bidco must use their respective reasonable endeavours to ensure that the relevant Target Superannuation Fund pays to the New Superannuation Fund for the account of the Transferred Employee concerned:

(i)	in the case of a Transferred Employee entitled to defined benefits under the relevant Target Superannuation Fund, an amount no less than the Transferred Employee’s accrued benefits in the relevant Target Superannuation Fund as determined by the actuary of the relevant Target Superannuation Fund; and

(ii)	in the case of a Transferred Employee entitled to accumulation benefits under the relevant Target Superannuation Fund, an amount equal to the amount standing to the credit of the Transferred Employee’s accounts in the relevant Target Superannuation Fund on the basis that the amounts so paid are to be fully vested in the Transferred Employee in the New Superannuation Fund,

calculated as at the applicable Asset Closing Date (or the Member Transfer Date, if applicable) and adjusted by the earnings rates of the relevant Target Superannuation Fund in respect of the period between that date and the date of the actual payment to the New Superannuation Fund.

(b)	Payment of an amount by the relevant Target Superannuation Fund to the New Superannuation Fund for the purposes of Section 9.5(a) must be in cash unless the trustee of the New Superannuation Fund agrees to a transfer of other property.

Temporary participation period

(c)	If requested by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser), Green Bay and Bidco must use their respective reasonable endeavours to ensure that Atlanta and/or any relevant Affiliates of Atlanta are permitted to participate in a Target Superannuation Fund from the applicable Asset Closing Date until the Member Transfer Date in respect of the Transferred Employees who are members of the relevant Target Superannuation Fund immediately before the Asset Closing Date, provided that Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and/or its relevant Affiliates sign any participation agreement or deed required under the governing rules of the relevant Target Superannuation Fund.

(d)	If Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) requests a temporary participation period in a Target Superannuation Fund under Section 9.5(c), the following will apply during the period between the applicable Asset Closing Date and the Member Transfer Date:

(i)	Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) and/or its relevant Affiliates must contribute to the relevant Target Superannuation Fund such amount as is determined in accordance with the governing rules of the relevant Target Superannuation Fund; and

(ii)	Green Bay and Bidco must not allow any amendment to be made to the governing rules of the relevant Target Superannuation Fund or any discretion to be exercised under those governing rules which would affect the benefit or contributions of the Transferred Employees who are members of the relevant Target Superannuation Fund or which would reduce the amount to be transferred from the relevant Target Superannuation Fund to the New Superannuation Fund under Section 9.5(a) in respect of those Transferred Employees.

ARTICLE 10

DELIVERY OF THIS AGREEMENT; CONDITIONS TO ADVANCE THE LOAN

10.1	Deliveries in Connection with this Agreement

Without limitation to any other rights or remedies which may be available to the other Party by Applicable Law (including specific performance requiring the delivery of same), on the date agreed by the Parties, the Parties covenant and agree to make the following deliveries provided for in this Section 10.1 in agreed form, and to cause their respective counsel, as applicable, to execute and deliver the applicable legal opinions in agreed form:

(a)	Green Bay shall execute and deliver to Atlanta the Green Bay Guarantee;

(b)	Bidco Parent shall execute and deliver to Atlanta the Bidco Parent Guarantee;

(c)	Bidco Parent and Bidco shall execute and deliver to Atlanta the Share Pledge;

(d)	Green Bay, Bidco, the Depositary and Atlanta shall execute and deliver the Depositary Agreement;

(e)	counsel to Green Bay shall deliver to Atlanta a legal opinion in the agreed form in respect of the valid incorporation, organization and existence of Green Bay, and the due authorization, execution, delivery and enforceability of this Agreement and the Green Bay Guarantee by and against Green Bay, without any breach by Green Bay of Applicable Laws or its constating documents, together with customary opinions in respect of conflict of laws and matters related to foreign jurisdictional matters;

(f)	counsel to Bidco Parent shall deliver to Atlanta a legal opinion in the agreed form in respect of the valid incorporation, organization and existence of Bidco Parent, and the due authorization, execution, delivery and enforceability of this Agreement, the Bidco Parent Guarantee and the Share Pledge by and against Bidco Parent, without any breach by Bidco Parent of Applicable Laws or its constating documents;

(g)	counsel to Bidco shall deliver to Atlanta a legal opinion in the agreed form in respect of the valid incorporation, organization and existence of Bidco, and the due authorization, execution, delivery and enforceability of this Agreement and the Share Pledge by and against Bidco without any breach by Bidco of Applicable Laws or its constating documents; and

(h)	counsel to Atlanta shall deliver to Green Bay and Bidco a legal opinion in the agreed form in respect of the valid incorporation, organization and existence of Atlanta, and the due authorization, execution, delivery and enforceability of this Agreement by and against Atlanta, without any breach by Atlanta of Applicable Laws or its constating documents.

10.2	Conditions to Advance of the Loan by Atlanta

Green Bay and Bidco, as the case may be, covenant and agree to make the deliveries provided for in this Section 10.2 in agreed form, and to cause their respective counsel, as applicable, to execute and deliver the applicable legal opinions in agreed form, on or before 9:00 am (Calgary time) on the Business Day prior to the First Take-up Announcement Date set out in the First Take-up and Drawdown Notice. Without limitation to any other rights or remedies which may be available to Atlanta by Applicable Law (including specific performance requiring the delivery of same), the advance of the Loan by Atlanta pursuant to Section 4.9(a)(ii) is, at Atlanta’s election, subject to the following additional conditions in favour of Atlanta to be satisfied on or before 9:00 am (Calgary time) on the Business Day prior to the First Take-up Announcement Date set out in the First Take-up and Drawdown Notice:

(a)	Green Bay or Bidco shall have delivered to Atlanta the First Take-up and Drawdown Notice pursuant to Section 4.9(b) (in the form attached as Schedule 10.2(a));

(b)	Bidco shall have delivered to Atlanta the fully executed Promissory Note (the form of which is attached as Schedule 10.2(b));

(c)	Bidco shall have delivered a certificate of an officer of Bidco, in the agreed form, certifying that, as of the Business Day prior to the First Take-up Announcement Date, (i) the representations and warranties of Bidco are true and correct and (ii) there has not been any breach by Bidco of its obligations pursuant to this Agreement;

(d)	Green Bay shall have delivered a certificate of an officer of Green Bay, in the agreed form, certifying that, as of the Business Day prior to the First Take-up Announcement Date, (i) the representations and warranties of Green Bay are true and correct and (ii) there has not been any breach by Green Bay of its obligations pursuant to this Agreement; and

(e)	Counsel to Bidco shall have delivered to Atlanta a legal opinion in the agreed form in respect of the due authorization, execution, delivery and enforceability of the Promissory Note by and against Bidco, without any breach by Bidco of Applicable Laws and its constating documents.

While not a condition, from and after the Announcement Date, Atlanta or its counsel shall be entitled to register in the Province of Ontario all security interests in the Bidco Pledged Shares (as defined in the Share Pledge) and the Bidco Parent Pledged Shares (as defined in the Share Pledge) in accordance with the requirements of the Share Pledge.

10.3	Subsequent Delivery

Within 5 Business Days after the First Take-up Date, Green Bay shall deliver or cause to be delivered to Atlanta a legal opinion of counsel to Bidco Parent and Bidco in the agreed form in respect of delivery of the Pledged Shares pursuant to the Share Pledge.

ARTICLE 11

CONDITIONS OF CLOSING

11.1	Conditions of Closing

(a)

The purchase by Atlanta (or a wholly-owned subsidiary or a Third Party purchaser) of the applicable Transferred Assets on the first Asset Closing is subject to Atlanta’s condition that Bidco has acquired at least 66 2/3% of the outstanding Target Shares.

(b)	The sale by Bidco of Transferred Assets on the first Asset Closing is subject to Green Bay and Bidco’s condition that Bidco has acquired at least 66 2/3% of all the outstanding Target Shares.

(c)	Notwithstanding any other provision of this Agreement, nothing in this Agreement shall require a sale of any Transferred Assets to Atlanta, a wholly-owned subsidiary or any Third Party that requires a regulatory approval or clearance without such regulatory approval or clearance having been obtained, or which sale is prohibited by Applicable Law.

ARTICLE 12

ASSET CLOSING ARRANGEMENTS AND TERMINATION

12.1	Date and Place of Asset Closings

(a)	A Draft Asset Reorganization Plan, Final Asset Reorganization Plan and an Asset Closing may be completed for the consummation of the sale of the Transferred Assets to, and the assumption of Assumed Liabilities by, Atlanta in (i) a separate closing for each of the following: (A) the Transferred Assets related to the Retail Business, (B) the Transferred Assets related to the Wholesale Business, and (C) if applicable, the Transferred Assets related to the Wool Business; and (ii) one or more separate closings of the Delayed Assets.

(b)

Notwithstanding anything in this Agreement, no Asset Closing will take place prior to the later to occur of the following: (i) the date that is four months immediately following the First Take-up Date, and (ii) August 1, 2012. If, following the acquisition of 66 2/3% of the outstanding Target Shares, Green Bay determines that a special shareholders meeting of Target is reasonably required to complete the sale of the Transferred Assets to Atlanta, the dates in Section 12.1(b)(i) above shall be extended by the number of days reasonably required to convene and conduct such meeting.

(c)	On the dates to be set as Asset Closing Dates pursuant to Section 12.1(d):

(i)	the Retail Business Asset Closing will take place on the earlier of (A) after Retail Business Transferred Assets comprising, in aggregate, at least the minimum percentage determined in the Final Asset Reorganization Plan of the amount of the Base Purchase Price allocated to the Retail Business, or failing such determination, at least 90% of the amount of the Base Purchase Price allocated to the Retail Business, are Capable of Being Transferred, and (B) 30 days following the Retail Business Sale Date in respect of all Retail Business Transferred Assets Capable of Being Transferred on such date;

(ii)	the Wholesale Business Asset Closing will take place when all of the Wholesale Business Transferred Assets are Capable of Being Transferred;

(iii)	if Atlanta’s option to exclude the Wool Business referred to in paragraph (g) of the definition of Excluded Assets is not exercised, the Wool Business Asset Closing will take place when all of the Wool Business Transferred Assets are Capable of Being Transferred; and

(iv)	the Asset Closings in respect of the Delayed Assets will take place (A) after such Delayed Assets comprise, in aggregate, an amount of the Base Purchase Price determined in the Final Asset Reorganization Plan, or failing such determination, at least $10 million, or (B) all such remaining Delayed Assets are the only Transferred Assets remaining to be transferred and if the threshold in (A) is not met, within 30 days after such Delayed Assets are Capable of Being Transferred.

Notwithstanding any other provision of this Agreement, in the event an Asset Closing in respect of a Delayed Asset that was previously a No Regulatory Clearance Asset occurs following the Retail Business Sale Date or the Wholesale Business Sale Date, as applicable, solely as a result of the threshold in subsection (iii) not having been met, the Parties agree that Section 4.6(b)(ii) shall not apply to such Delayed Assets.

For the purposes of determining the last Asset Closing Date, such date shall be the last day that a Transferred Asset (other than any Consent Required Asset that becomes Capable of Being Transferred and is conveyed for no additional consideration in accordance with 4.8(b)(i)) is conveyed to Atlanta, a wholly-owned subsidiary of Atlanta or a Third Party purchaser pursuant to this Agreement.

(d)	Subject to Section 12.1(b) and Section 12.1(c), either Party may notify the other Party that it is ready to have an Asset Closing with respect to those Transferred Assets which are Capable of Being Transferred provided that any proposed Asset Closing Date must be (i) at least 30 Business Days from the date of such notice, and (ii) the last Business Day of a calendar month unless otherwise agreed. The other Party receiving such notice shall have 5 Business Days to object to such proposed Asset Closing Date, failing which such Asset Closing Date as set forth in the notice will be the applicable Asset Closing Date, but if notice of objection is given and the Parties are unable to agree on the applicable Asset Closing Date, the matter of whether the requirements of Section 12.1(b) and Section 12.1(c) are met shall constitute a Dispute and shall be resolved pursuant to Section 15.1 and the date determined pursuant to this Section 12.1(d) for an Asset Closing shall be the date on which the applicable Asset Closing is to take place; provided that, in no case, shall the Retail Business Asset Closing Date be later than 30 days following the Retail Business Sale Date (each, an “Asset Closing Date”).

(e)	In the event a Transferred Asset is to be conveyed to a Person other than Atlanta, Atlanta shall provide reasonable notice thereof to Green Bay prior to the applicable Asset Closing Date.

(f)	Each Asset Closing shall take place at the Asset Closing Time at the offices of Bennett Jones LLP, 1 First Canadian Place, Toronto, Ontario unless the Parties otherwise agree.

(g)	Prior to and following any Asset Closing, each Party shall (and, in the case of Green Bay and Bidco, shall cause Target (following Acquisition of Control) or an applicable Affiliate of Green Bay to) cooperate, using commercially reasonable efforts, with the other Party (and, in the case of a transfer to a wholly owned subsidiary of Atlanta or a Third Party purchaser, such wholly-owned subsidiary of Atlanta or a Third Party purchaser) in respect of any registrations or filings or the obtaining of any licenses, permits or contractual consents in respect of the operation of the Transferred Assets (other than Consents Required, which are provided for separately herein) or the separation of the Excluded Assets from the Transferred Assets for the operation of the Excluded Assets. A Party will reimburse the cooperating Party for their reasonable out-of-pocket costs in respect of any such assistance.

(h)	On the 1st Business Day of each calendar month following the Acquisition of Control, (i) Atlanta shall provide to Green Bay an update on the status of obtaining the regulatory clearances or approvals to be granted in respect of the various Transferred Assets, and (ii) Bidco shall provide to Atlanta an update on the status of obtaining any Consents Required and the operation of any Material Preferential Rights.

12.2	Closing Deliveries

On each Asset Closing,

(a)	Green Bay, Bidco or Target (or other Affiliate of Green Bay, if applicable) will deliver all necessary conveyances, transfers, assignments, registrations (including in respect of intellectual property) and other documentation in form and substance agreed by the Parties, acting reasonably, reasonably required to convey the applicable Transferred Assets to Atlanta (or Atlanta’s wholly-owned subsidiary or a Third Party purchaser, as applicable) in accordance with this Agreement;

(b)	Atlanta shall have delivered to, or to the order of, Bidco, an assumption agreement regarding the assumption of the applicable Assumed Liabilities in form and substance agreed by the Parties, acting reasonably, together with an acknowledgement of the repayment of an amount of the Loan paid or deemed to have been paid pursuant to Section 4.4(f)(B) and such release and discharge documents (including, draft personal property security amendment or discharge statements) as may be required by Bidco or Bidco Parent, acting reasonably, in connection with the Share Pledge; and

(c)	Green Bay, Bidco and Atlanta will each settle such amounts owing between them as contemplated in Section 4.4(f) and 4.4(k) related to the applicable Transferred Assets and Assumed Liabilities.

12.3	Termination of this Agreement

(a)	Either Party may terminate this Agreement upon 2 Business Days’ prior written notice to the other Party following the occurrence of one of the following:

(i)	Green Bay and Bidco have abandoned the Bid (including, for certainty, if the Bid terminates because any Bid Condition is not satisfied or waived); or

(ii)

Bidco has not acquired 66 2/3% of the outstanding Target Shares within 160 days following the Announcement Date (which shall be subject to extension as may be required by Applicable Law for the purposes of implementing the Bid by way of plan of arrangement), the earlier of (i) or (ii), being the “Bid Expiration Date”.

(b)	Green Bay and Bidco may terminate this Agreement upon one Business Day’s prior written notice to Atlanta if Atlanta fails to advance the Loan as and when required pursuant to this Agreement.

(c)	No Party may rely on a condition in Sections 4.9(d), 10.2 or 11.1 not being satisfied or may invoke 12.3(b) to exercise a termination right if it results from its own non-compliance with any of its covenants or deliveries required by it under this Agreement.

(d)	Upon the termination of this Agreement including as provided in this Section, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 12.3, Section 1.5, Article 13, Article 14, Article 15, and Sections 16.2, 16.7, 16.8, 16.10, 16.12 and Schedule 1.1, shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any Liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant, or other provision contained in this Agreement.

ARTICLE 13

INDEMNIFICATION

13.1	Indemnification by Green Bay

Subject to Section 13.3, Green Bay agrees to indemnify and save harmless the Atlanta Indemnified Parties from all Losses suffered or incurred by them as a result of or arising out of or in connection with:

(a)	any breach by Green Bay or Bidco or any inaccuracy of any representation or warranty of Green Bay or Bidco contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; provided that Green Bay shall not be required to indemnify or save harmless the Atlanta Indemnified Parties in respect of any breach or inaccuracy of any representation or warranty unless Atlanta shall have provided notice to Green Bay in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 14.1;

(b)	any breach or non-performance by Green Bay or Bidco of any covenant to be performed by Green Bay or Bidco which is contained in this Agreement (including, for certainty, its covenants in Sections 2.2, 2.6 and 8.1) or in any agreement, instrument, certificate or other document delivered pursuant hereto; provided that Green Bay shall not be required to indemnify or save harmless the Atlanta Indemnified Parties pursuant hereto unless Atlanta shall have provided notice to Green Bay in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such covenant set out in Section 14.1;

(c)	any Claims of Third Parties in respect of any “bulk laws” or “bulk sales laws” of any jurisdiction in connection with the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities;

(d)	all obligations of Bidco or Target (or another subsidiary of Green Bay following the Asset Reorganization) under each Asset Closing owed to Atlanta;

(e)	the Excluded Liabilities (including, for certainty, Claims by the Canada Revenue Agency); and

(f)	obligations for transfer taxes payable by Bidco in accordance with paragraph (c) of the definition of Assumed Liabilities.

13.2	Indemnification by Atlanta

Subject to Section 13.3, Atlanta agrees to indemnify and save harmless the Green Bay Indemnified Parties from all Losses suffered or incurred by them as a result of or arising out of or in connection with:

(a)	any breach by Atlanta or any inaccuracy of any representation or warranty of Atlanta contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; provided that Atlanta shall not be required to indemnify or save harmless the Green Bay Indemnified Parties in respect of any breach or inaccuracy of any representation or warranty unless the Green Bay Indemnified Parties shall have provided notice to Atlanta in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 14.1;

(b)	any breach or non-performance by Atlanta (or its designated wholly-owned subsidiary or a Third Party, in each case, who is a purchaser of Transferred Assets and who assumes Assumed Liabilities) of any covenant to be performed by Atlanta (or its designated wholly-owned subsidiary or a Third Party, in each case, who is a purchaser of Transferred Assets and who assumes Assumed Liabilities) which is contained in this Agreement (including, for certainty, its covenants in Sections 2.2, 9.1, 9.2 and 9.3) or in any agreement, instrument, certificate or other document delivered pursuant hereto; provided that (i) Atlanta shall not be required to indemnify or save harmless the Green Bay Indemnified Parties pursuant hereto unless Green Bay shall have provided notice to Atlanta in accordance with Section 13.4 on or prior to the expiration of the applicable time period related to such covenant set out in Section 14.1, and (ii) Atlanta’s aggregate Liability in respect of the Tax Bump covenants in Sections 3.3(b) and 9.2 shall be limited pursuant to Section 13.3(b);

(c)	the Assumed Liabilities; and

(d)	Third Party Claims by Material Preferential Right Holders arising as a result of or out of or in connection with the Specified Amount.

13.3	Limitations on Direct Claims

The following limits to the indemnities given in Section 13.1 and 13.2 shall apply to any Direct Claim (and which limits, for certainty, shall not apply to any Third Party Claim or any Claim related to the Excluded Liabilities or the Assumed Liabilities):

(a)	No Party will be liable for consequential, incidental, aggravated, exemplary or punitive damages pursuant to this Agreement (but, for certainty, such exclusion does not include Losses resulting from diminution in value or loss of profit (including for future earnings to be derived from the Transferred Assets) attributable to any such Direct Claim).

(b)	Atlanta’s aggregate Liability in respect of the Tax Bump covenants in Sections 3.3(b) and 9.2 shall not exceed 10% of the Base Purchase Price; provided that, however, Atlanta shall have no Liability as a result of its realization of any security pursuant to the Share Pledge, any other share pledge agreement provided pursuant to Section 4.9(i) or any other security provided pursuant hereto.

(c)	In no event shall any Liability of Atlanta under this Article 13 affect, limit or restrict the obligation of Bidco to repay the Loan in full as provided in Article 4.

(d)	Repayment of the Loan in accordance with this Agreement shall not extinguish or preclude any unrelated Claim for damages that Atlanta may otherwise have.

(e)	The aggregate Liability of Green Bay, Bidco Parent and Bidco to the Atlanta Indemnified Parties with respect to Losses from or arising out of matters relating to this Agreement (and any outstanding Green Bay Letter of Credit that may have been issued to Atlanta as security), whether or not such Losses may have accrued prior to the last Asset Closing, shall not exceed the amount of the Base Purchase Price; provided, however, that this limitation on the aggregate Liability of Green Bay, Bidco Parent and Bidco to the Atlanta Indemnified Parties shall not be applicable and shall be of no force or effect unless and until Bidco has transferred all of the Transferred Assets to Atlanta (or a wholly-owned subsidiary of Atlanta or a Third Party purchaser) or satisfied its payment obligations in respect of Non-Transferred Assets in accordance with this Agreement.

(f)	Notwithstanding any provision of this Article 13, Claims made by an Indemnified Party may not be made hereunder until the aggregate amount of Claims by the Indemnified Party exceeds $500,000, and if the Indemnifying Party is determined to be obligated to pay the Indemnified Party an amount that exceeds $500,000, the Indemnifying Party shall be liable for the entire amount of such Claim.

13.4	Notice of Claim

If a Party (the “Indemnified Party”) shall become aware of any Claim in respect of which the other Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Third Party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any Liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the Liability of the Indemnifying Party to the Indemnified Party under this Article 13 shall be reduced to the extent that Losses are incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

13.5	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be submitted to arbitration pursuant to Article 15.

13.6	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim:

(a)	If the Indemnifying Party elects to assume control, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences) in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party;

(b)

If any Third Party Claim is of a nature such that the Indemnified Party believes it is required by Applicable Law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment, up to $100,000 in aggregate without the Indemnifying Party’s consent and over $100,000 in aggregate with the Indemnifying Party’s consent and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment, provided that: (i) any such payment shall be made on the basis that it is without prejudice to either the Indemnified Party’s or the Indemnifying Party’s position vis-à-vis the Third Party Claim and (ii) the Indemnified Party first gives a written notice to the Indemnifying Party setting out the nature of the Claim in sufficient detail to enable the Indemnifying Party to reasonably satisfy itself that it would be responsible for the Claim pursuant to the provisions hereof. If the amount of any Liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If any payment pursuant to this Section 13.6(b), resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was required to be made, such dispute shall be submitted to arbitration pursuant to Article 15; and

(c)	If the Indemnifying Party having elected to assume such control fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Liability of the Indemnifying Party shall be limited to the proposed settlement amount if the consent of the Indemnified Party to the proposed settlement is unreasonably withheld or delayed.

13.7	Cooperation

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

13.8	Remedies

The provisions of this Article 13 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, instrument, certificate or other document delivered pursuant hereto (other than a Claim for specific performance, or any other similar remedy, or injunctive relief, or any other similar remedy) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 13. The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, and no single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

13.9	Mitigation

Nothing contained in this Article 13 shall eliminate or reduce an Indemnified Party’s obligations to mitigate its Losses.

ARTICLE 14

SURVIVAL; TIME LIMITATIONS

14.1	Survival of Representations, Warranties, Covenants and Indemnities

All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement (including, for certainty, the Green Bay Guarantee, the Bidco Parent Guarantee, the Promissory Note, and the Share Pledge), other than the conditions in Sections 11.1(a) and (b), shall not merge on any Asset Closing but shall survive the execution, delivery and performance of this Agreement, each Asset Closing and the execution and delivery of any transfer documents or other documents of title to the Transferred Assets and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the applicable Transferred Assets until 24 months after the applicable Asset Closing Date, subject to extension pursuant to Section 4.10.

14.2	Time Limitations

All Claims must be made within the 24 months after the applicable Asset Closing Date, except (a) to the extent that the period for making a Claim is extended in accordance with the provisions of Section 4.10, or (b) in respect of Third Party Claims.

ARTICLE 15

DISPUTE RESOLUTION

15.1	Agreement to Arbitrate

(a)	Any Claim, controversy or dispute (a “Dispute”) between the Parties with respect to this Agreement shall first be raised by notice in writing to a senior officer of each Party nominated by it to engage in good faith negotiations to resolve the Dispute. If the Dispute has not been resolved within 20 Business Days, each Party may proceed to arbitration pursuant to this Article 15, except in the case of a matter which a Party reasonably determines requires recourse to Section 15.1(b), in which case such Party may proceed to invoke Section 15.1(b) following 2 Business Days’ notice (including a reasonably detailed description) of such matter and the necessity to invoke Section 15.1(b). This obligation to negotiate shall apply even if before the applicable Asset Closing the Parties attempted to negotiate a resolution under Section 2.5(e).

(b)	Subject to Section 2.5(b), 2.5(e), 2.5(f), 4.6(b)(ii), and 15.1(a), in respect of a matter requiring injunctive relief, order for specific performance or other similar equitable relief, or in respect of the enforcement of a judgment, directive or order of the arbitral tribunal, or to make application in respect of matters provided in the International Commercial Arbitration Act (Ontario) (“ICAA”), the Parties shall make an application to the Superior Court of Justice of Ontario and any courts of appeal therefrom.

(c)

Subject to Sections 2.5(b), 2.5(e), 2.5(f) and 15.1(b), if (i) the senior officers are unable to resolve the Dispute within 20 Business Days from the date notice of the Dispute is given, (ii) a Party wishes to pursue the matter, and (iii) it is not a matter to which Section 15.1(b) applies then that Party shall commence final and binding arbitration proceedings before a panel of three arbitrators under the ICAA by delivering a written notice setting out its Dispute in substance and the remedies requested and arbitration shall be the sole and exclusive forum for adjudication and final resolution of the Dispute. There shall be no appeal from the final award of the arbitral tribunal. The Parties may not commence any court or other proceeding to resolve any Dispute other than as provided in Section 15.1(b). Any order, direction or judgment by the arbitral tribunal may be enforced by any court having jurisdiction including that it may be entered.

(d)	The arbitration shall be seated at Toronto, Ontario, conducted in English, and its procedures shall be governed by the ICAA and the UNCITRAL Arbitration Rules.

(e)	Each Party shall appoint an arbitrator duly qualified by relevant industry experience with respect to the matters in dispute. The claimant shall appoint one member of the arbitral tribunal in its notice commencing the arbitration and the responding Party shall appoint the second arbitrator as soon as practicable but in any event within 15 Business Days following receipt of the notice. If the responding Party has not appointed an arbitrator within such period, the claimant may appoint the second arbitrator. If the Parties cannot agree on the third arbitrator within 15 Business Days after the second arbitrator is appointed, either Party may request in writing that the two arbitrators select a third arbitrator to act as Chair. If the two arbitrators are unable to reach agreement as to the third arbitrator, then either Party (or either arbitrator) may request that a Justice of the Superior Court of Justice of Ontario select the third arbitrator in accordance with the ICAA. The Chair shall be a retired justice of the Supreme Court of Canada, or a superior court of a Province of Canada, or a senior lawyer with significant experience in arbitrations. No arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any Party during a period of 5 years preceding his or her appointment as an arbitrator.

(f)	The Party that, in the opinion of the arbitrators, does not prevail in any arbitration shall pay the actual out-of-pocket costs of the Party which prevails, unless otherwise awarded by the arbitrators.

(g)	The arbitral tribunal shall deliver its final award on the merits within 30 Business Days after completion of the hearing.

(h)

Except as expressly provided in this Section 15.1, no decision of the arbitrators shall be valid unless a quorum of the arbitrators is present at a meeting to consider such decision. A quorum of the arbitrators shall be no less than 3. The arbitrators may meet to consider a decision in person, by telephone or by teleconference and it shall be within their discretion to determine the appropriate method of meeting in respect of any particular decision that is required. Provided that a quorum of arbitrators is present, any majority in number of the arbitral tribunal shall have the power to make any findings of fact, law or mixed fact and law necessary or incidental to the determination of the Dispute, make any ruling or order on procedural or substantive matters arising out of or related to the Dispute including as to costs, and to grant any remedy or relief that could be granted by a Justice of the Superior Court of Justice of Ontario at a trial of the Dispute conducted in that Court according to Applicable Law, including final, interim, interlocutory and partial awards.

(i)	All matters relating to any Dispute which is the subject matter of arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the Parties and the Parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence.

(j)	Nothing in this Article shall prevent a Party from commencing an arbitration to protect its rights, so long as the negotiations contemplated by Section 15.1(a) occur promptly after the arbitration is commenced.

15.2	Continuing Performance of Obligations under this Agreement

Each Party shall continue to perform all of its obligations under this Agreement until the Dispute is resolved by negotiation or, where applicable, final disposition of the arbitration. Each Party shall only cease or curtail such performance after an applicable Asset Closing if the Party is expressly permitted to do so by an award of the arbitral tribunal or court order. The Parties agree that the breach of this term requiring continued performance of the Agreement will cause serious and irreparable damage and harm to the affected Party and that remedies at law may be inadequate to compensate for such a breach. Subject to the waiver of rights and defenses in Section 15.3, each Party agrees that an injunction, specific performance, or both, is an appropriate remedy to enforce this term, without proof of actual damages, in addition to any other remedy to which the affected Party may be entitled.

15.3	Certain Specific Waivers; Equitable Relief

Each of the Parties irrevocably and unconditionally waives any rights and defenses it may have to resist an application for specific performance, or any other similar remedy, requiring it to perform its covenants under this Agreement (including its covenant to complete an Asset Closing or, (a) in the case of Green Bay, Bidco Parent or Bidco, its covenant to make those deliveries required by Sections 10.1 and 10.2, and (b) in the case of Atlanta, its covenant to make those deliveries required by Section 10.1) and any rights it may have to commence an application for an injunction, or any other similar remedy, to prevent or delay the applicable Asset Closing (or any part of it) from occurring. Without limitation to the foregoing, the Parties agree that monetary damages would not alone be sufficient to remedy any breach by a Party of its covenant to complete an Asset Closing and that each Party will be entitled to equitable relief, including by injunction and specific performance, in the event of any breach by the other Party of its covenant to complete an Asset Closing, in addition to any other remedy available pursuant to this Agreement or by Applicable Law. The Parties further waive any requirement for the deposit of security or posting of any bond in connection with the application for or granting of any equitable remedy.

ARTICLE 16

MISCELLANEOUS

16.1	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by electronic or facsimile transmission (with confirmation of delivery confirmed by the sender) or sent by registered mail, charges prepaid, addressed as follows:

(a)	If to Green Bay or Bidco:

Glencore International plc
Baarermattstrasse 3 CH-6340 Baar Switzerland
Attention:	Richard Marshall
Fax No.:	+41 41 709 2621
Email:	richard.marshall@glencore.com

with a mandatory copy (which copy shall not constitute notice) to each of:

Glencore Grain B.V.
Blaak 31
Rotterdam 3011 GA
Netherlands
Attention:	Ernest Mostert
Email:	ernest.mostert@glencore.com
Fax No.:	+31 010 41 29 635

Bennett Jones LLP
Suite 3400, P.O. Box 130
1 First Canadian Place
Toronto, ON M5X 1A4
Attention:	Kenneth Klassen
Email:	klassenk@bennettjones.com
Fax No.:	416-863-1716

(b)	If to Atlanta:

Agrium Inc.
13131 Lake Fraser Drive SE
Calgary, AB T2J 7E8
Attention:	Patrick J. Freeman
Email:	pfreeman@agrium.com
Fax No.:	403-225-7610

with a mandatory copy (which copy shall not constitute notice) to:

McCarthy T trault LLP
Suite 3300
421 – 7th Avenue S.W.
Calgary, AB T2P 4K9
Attention:	Peter Keohane
Email:	pkeohane@mcarthy.ca
Fax No.:	403-260-3501

Any such notice or other communication shall be deemed to have been given and received on the day and at the time on which it was delivered or transmitted (or, if this Agreement specifies delivery on a Business Day, if such day is not a Business Day or if transmitted after 5:00 pm (Calgary time), at 8:00 am (Calgary time) on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 16.1.

16.2	Expenses and Commissions, etc.

All out-of-pocket costs, fees and expenses related to the Intended Transactions (including closing fees and disbursements), and negotiating and settling the terms of this Agreement shall be borne by the Party who incurred them.

16.3	Announcements and Consultation

(a)	The Parties agree not to make any announcement or public disclosure relating to the terms of this Agreement unless required by Applicable Law, as such requirements are determined by legal counsel, in which case except to the extent necessary to comply with such Applicable Law:

(i)	reasonable notice must be provided to the other Party; and

(ii)	the form of any written disclosure must be agreed between the Parties (acting reasonably) prior to disclosure.

(b)	Green Bay shall coordinate all public disclosure, communications with Target shareholders and communication with respect to Governmental Authorities relating to the Bid and any Reorganization, provided that Atlanta shall provide such assistance as reasonably requested from time to time by Green Bay, including, specifically in respect of communication with Governmental Authorities.

(c)	Atlanta shall coordinate all public disclosure and communication, including with respect to Governmental Authorities, relating to the acquisition by it of the Transferred Assets; provided that Green Bay, Bidco and Target (in the case of Target, after Acquisition of Control) shall provide such assistance as reasonably requested from time to time by Atlanta.

(d)	Pursuant to Sections 16.3(b) and 16.3(c) the Parties will develop, using commercially reasonable efforts, a plan or plans for the purposes of coordinating the public disclosures and communications referred to therein (the “GR/PR Plans”).

16.4	Further Assurances

Each Party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such Party will, at the request and expense of the requesting Party, execute and deliver all such documents, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

16.5	Successors and Assigns

This Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations under this Agreement, to any Person without the prior written consent of the other Party.

16.6	No Partnership

This Agreement shall not create, or shall be deemed to create, any partnership, fiduciary relationship or duty between the Parties or constitute either Party the agent or legal representative of the other.

16.7	Confidentiality

(a)	Information to be Confidential. Each Party shall treat confidentially and not disclose, and shall cause its directors, officers, employees, agents, consultants, advisers and other representatives (including financial advisors and legal counsel) and prospective banks or other institutional providers of debt financing, its Affiliates and the directors, officers, employees, agents, consultants, advisers and other representative of its Affiliates (including financial advisors, government and public relations advisors, and legal counsel) and prospective banks or other institutional providers of debt financing (“Representatives”), not to disclose any Confidential Information in any manner except as expressly contemplated by this Agreement, including pursuant to the GR/PR Plans.

(b)

Use of Confidential Information. Except as otherwise contemplated herein, including pursuant the GR/PR Plans, the Parties will not, and will cause their Representatives not to, directly or indirectly disclose, allow access to, transmit or transfer any Confidential Information to a Third Party without the prior written permission of the Party who disclosed (or caused to be disclosed) the

Confidential Information. The Party who receives Confidential Information may disclose the Confidential Information to those of its Representatives who have a need to know the Confidential Information for the sole for purpose of the Intended Transactions. The Party who receives the Confidential Information will:

(i)	prior to disclosing Confidential Information to any of its Representatives, issue appropriate instructions to such Representatives to satisfy their obligations herein and obtain their agreement (including by the nature and terms of their retainer or employment) to receive and use the Confidential Information on a confidential basis on the same conditions as contained in this Agreement and to otherwise comply with the terms hereof; and

(ii)	be responsible for any and all breaches of the terms of this Agreement by their Representatives of these obligations relating to Confidential Information.

(c)	Required Disclosure. If either Party or its Representatives is requested pursuant to, or required by, Applicable Law or legal process to disclose any Confidential Information, such Party will provide the other Party with prompt written notice of such request or requirement in order to enable such Party to seek an appropriate protective order or other remedy (at such Party’s sole cost and expense) or to waive compliance with the terms of this Agreement or both. The Party and its Representatives who received a request to disclose Confidential Information shall cooperate with and use their commercially reasonable efforts at the other Party’s expense to assist such Party in obtaining such protective order or other remedy. If, failing the obtaining of a protective order or other remedy by the Party, and such disclosure is required, the Party or its Representatives who received a request to disclose Confidential Information will furnish only such Confidential Information hereof that is legally required and will use their reasonable commercial efforts to ensure that the disclosure will be afforded confidential treatment. For certainty, the foregoing provisions of this Section 16.7(c) shall not prevent, restrict or delay the Party who received a request to disclose Confidential Information from disclosing Confidential Information as, when and in the manner required to comply with Applicable Law or legal process based on the advice of its own legal counsel (and, without waiving or having to disclose to the other Party the confidential and privileged nature of such advice).

(d)	All right, title and interest in and to the Confidential Information will remain the exclusive property of the Party providing the Confidential Information and the Confidential Information will be held in trust by the Party receiving the Confidential Information for the Party providing the Confidential Information. No interest, license or any right respecting the Confidential Information, other than as may be expressly set out herein, is granted to the Party receiving the Confidential Information under this Agreement by implication or otherwise.

(e)

Without limitation to any of the other rights and remedies which may otherwise be available to the Parties under this Agreement with respect to this Section 16.7 or any other provision of this Agreement, the Parties agree that monetary damages would not alone be sufficient to remedy any breach by the

Party receiving the Confidential Information or such Party’s representatives of any provision of this Section 16.7 and that the Parties will be entitled to equitable relief, including by injunction and specific performance, in the event of any breach hereof and in addition to any other remedy available pursuant to this Agreement or by Applicable Law. The Parties waive any requirement for the deposit of security or posting of any bond in connection with the application for or granting of any equitable remedy.

16.8	Entire Agreement

This Agreement (including, for certainty, all documents being delivered or to be delivered by the Parties or entered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement by any Party to this Agreement except to the extent that the same has been reduced to writing and included as a term of this Agreement and neither of the Parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or fact. Accordingly, there shall be no Liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent the same has been reduced to writing and included as a term in this Agreement.

16.9	Amendments and Waiver

No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

16.10	Contra Proferentum

The Parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

16.11	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

16.12	Third Party Rights

Other than in respect of the Indemnified Parties in Article 13, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. With respect to those provisions of this Agreement applicable to the Atlanta Indemnified Parties, Atlanta is executing, delivering and holding this Agreement as agent and trustee for such Atlanta Indemnified Parties, and, with respect to those provisions of this Agreement applicable to the Green Bay Indemnified Parties, Green Bay is executing, delivering and holding this Agreement as agent and trustee for such Green Bay Indemnified Parties.

16.13	Time of Essence

Time shall be of the essence of this Agreement.

16.14	Counterparts; Facsimile

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Agreement may be delivered by either Party by facsimile and if so executed and delivered shall be legally valid and binding on the Party executing in such manner.

16.15	Not a Class 1 Transaction

The maximum amount of Purchase Price is subject at all times to the overriding proviso that the amount of the Purchase Price shall never be an amount which is greater than the Class 1 Consideration Cap. For these purposes, “Class 1 Consideration Cap” means an amount which is GBP 1 less than an amount which would lead to the percentage ratio for the consideration test (as defined in the listing rules made by the Financial Services Authority in the United Kingdom) equalling or exceeding 25 per cent of the market capitalization of Green Bay.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

GLENCORE INTERNATIONAL PLC

By:	(signed) “Richard Marshall”
	Name:	Richard Marshall
	Title:	Authorized Signatory

By:
Name:
Title:

8001979 CANADA INC.

By:	(signed) “Christopher Mahoney”
	Name:	Christopher Mahoney
	Title:	Director

By:
Name:
Title:

8115222 CANADA INC.

By:	(signed) “Christopher Mahoney”
	Name:	Christopher Mahoney
	Title:	Director

By:
Name:
Title:

AGRIUM INC.

By:	(signed) “Michael M. Wilson”
	Name:	Michael M. Wilson
	Title:	President and CEO

By:	(signed) “Patrick J. Freeman”
	Name:	Patrick J. Freeman
	Title:	Vice President

EXECUTION PAGE – SUPPORT AND PURCHASE AGREEMENT

Schedule 1.1

DEFINITIONS

“Acquisition of Control” means the day that is the later of (i) the date on which Bidco first acquires at least 66 2/3% of the issued and outstanding Target Shares (on a fully-diluted basis), and (ii) the first date on which Persons appointed by Green Bay comprise a majority of the board of directors of Target;

“Additional Pledged Shares” has the meaning set forth in Section 4.9(i);

“Adjustment Date” means the earlier date to occur of (a) March 31, 2012 and (b) the last day of the financial month of the date on which all Bid Conditions are satisfied (or waived) and Bidco takes up and pays for Target Shares sufficient to satisfy the minimum tender condition of Bid for the purposes of Acquisition of Control;

“Affiliate” has the meaning attributed to that term in the Securities Act;

“Agreement” means this agreement and all Schedules attached hereto and all documents being delivered or to be delivered by the Parties or entered in connection herewith, all amendments to any of the foregoing;

“Aggregate Account Balance” has the meaning set out in Section 9.4(n);

“Agri-Products Business” means Target’s business as reported in its audited financial statements as its “agri-products segment”;

“Agri-Products MAC” has the meaning set forth in Section 4.9(d)(i);

“Announcement Date” means a date to be determined by Green Bay and agreed to by Atlanta;

“Applicable Law” means applicable laws (including common law, civil law and principles and rules of equity), statutes, by-laws, rules, regulations, orders, judgments, awards, ordinances, decrees, protocols, by-laws, rules, regulations, codes, guidelines, treaties, policies, notices, directions or other requirements, in each case of any Governmental Authority;

“Asset Closing” means completion of the purchase and sale of the applicable Transferred Assets and the assumption of the applicable Assumed Liabilities in accordance with Section 12.1, and for clarity, one or more Asset Closings may take place under this Agreement to complete the purchase and sale of all of the Transferred Assets and assumption of all of the Assumed Liabilities;

“Asset Closing Date” has the meaning set out in Section 12.1(d);

“Asset Closing Time” means 10:00 a.m. (Toronto time) on the applicable Asset Closing Date;

“Asset Reorganization” means the asset reorganization pursuant to the Final Asset Reorganization Plan described in Section 2.5(b);

“Asset Review” has the meaning set out in Section 2.5(a);

“Assumed Employee Plans” has the meaning set out in Section 9.4(a);

“Assumed Liabilities” means the following, but not including the Excluded Liabilities (defined below):

(a)	all past, present and future obligations and liabilities relating to the Transferred Assets and all past, present and future business, operations and activities related thereto, including all environmental, financial lease, rentals, workers’ compensation and regulatory obligations and liabilities, and providing guarantee(s) and other security in respect of the Target Financial arrangements relating to the crop input centres forming part of the Transferred Assets;

(b)	all past, present and future obligations and liabilities (including pension and employee benefit liabilities) in respect of Transferred Employees and all obligations and liabilities under the Assumed Employee Plans; and

(c)	50% of all transfer taxes (including sales taxes, land transfer taxes, value added taxes and HST, net of input tax credits) arising on the implementation of the Final Asset Reorganization Plan and with respect to the sale and transfer of the Transferred Assets to Atlanta upon Asset Closing or on the sale of and transfer of such Transferred Assets to a corporation, the shares of which are transferred to Atlanta in accordance with this Agreement (provided that Bidco shall pay the remaining 50% of all such taxes and provided that only one incidence of any applicable transfer tax has been applied in respect of any particular Transferred Asset), subject to Target’s obligation to remit same to all applicable Governmental Authorities in accordance with Applicable Laws;

“Atlanta” has the meaning given to it in the preamble to this Agreement;

“Atlanta Indemnified Parties” means Atlanta and its Affiliates (which shall include, for certainty, Persons that become Affiliates of Atlanta as a result of the Intended Transactions) and their respective directors, officers, employees and agents;

“Atlanta’s Actuary” means a Fellow of the Canadian Institute of Actuaries retained by Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser);

“Australian Superannuation Fund” means a resident regulated superannuation fund within the meaning of the Superannuation Industry (Supervision) Act 1993 of the Commonwealth of Australia;

“Base Purchase Price” has the meaning set out in Section 4.4(a);

“Base Purchase Price Payment Amount” has the meaning set out in Section 4.4(f)(A);

“Bid” means an all cash take-over bid to acquire all of the issued and outstanding Target Shares or other all cash transaction (including a plan of arrangement which would result in an Acquisition of Control on substantially similar terms as a cash take-over bid allowing such changes as are reasonably necessary to allow a change from a take-over bid to a plan of arrangement in accordance with Section 2.4) that results in Acquisition of Control, as such bid may be varied or extended from time to time;

“Bid Conditions” means the conditions of the Bid in favour of Green Bay and Bidco described in the Disclosure Letter;

“Bid Consideration”, at any time, means the cash amount offered by Bidco for each outstanding Target Share pursuant to the Bid;

“Bid Document” has the meaning set out in Section 9.1;

“Bid Expiration Date” has the meaning set out in Section 12.3;

“Bidco” has the meaning set out in Recital B of the preamble;

“Bidco Event of Default” means an Event of Default under and as defined by the Promissory Note;

“Bidco Parent” has the meaning given to it in the preamble to this Agreement, which owns all the shares of Bidco and which is a wholly-owned indirect subsidiary of Green Bay;

“Bidco Parent Guarantee” means the Guarantee in the agreed form delivered to Atlanta by Bidco Parent upon the execution and delivery hereof;

“Business Day” means a day of the year other than a Saturday, a Sunday or a day generally observed as a holiday in Toronto, Ontario or Calgary, Alberta;

“Capable of Being Transferred” means, in respect of any Transferred Asset, the transfer of the applicable Transferred Asset to Atlanta (or a wholly-owned subsidiary or Third Party purchaser, as applicable) is not prevented from being completed by:

(d)	(i) the absence of a Consent Required; (ii) the applicable Transferred Asset being subject to a Material Preferential Right; or (iii) a requisite regulatory clearance or approval pursuant to Section 2.2 not having been obtained, and, in each case, a failure to so obtain any such Consent Required, comply with any such Material Preferential Right or obtain any such regulatory clearance or approval would reasonably be expected to result in (x) the cessation of or a material diminution of the value of, or (y) the loss of the right or ability to own, use, operate, manage, control or divest of, or to realize the economic benefits of, the applicable Transferred Asset in any materially adverse respect, and, in any such case, there is not available a commercially reasonable alternative; or

(e)	Applicable Law.

As used in this definition, “commercially reasonable alternative” means an alternative that would not materially adversely affect the value of, or the right to own, use, operate, manage, control or divest of, or to realize the economic benefits of, the applicable Transferred Asset in the customary or normal course;

“Cash” means all cash, restricted cash and short-term investments;

“CFL” means Canadian Fertilizers Limited, a corporation incorporated pursuant to the laws of Alberta;

“CFL Interest” means Target’s entire interest in and in relation to CFL, including all rights of Target directly or indirectly to fertilizer product produced by CFL, including from the Medicine Hat facility;

“Claim” means any demand, claim, statement of claim, action, cause of action, or other similar proceeding that might give rise to Losses;

“Class 1 Consideration Cap” has the meaning set out in Section 16.15;

“commercially reasonable efforts” has the meaning set out in Section 1.3;

“Comparable Terms” has the meaning set out in Section 9.3;

“Confidential Information” means, in relation to a Party, all information concerning the Party and its Affiliates and associates and their respective businesses and affairs (including for the avoidance of doubt, their intentions regarding Intended Transactions) furnished by or on behalf of the Party or its Representatives to the other Party or any of its Representatives, regardless of the manner or time in which it has been or is furnished or obtained by the Party receiving the Confidential Information or any of their Representatives but does not include information that:

(f)	is already published at the time of disclosure of such Confidential Information or later becomes published or is otherwise readily available to the public at the time of disclosure of such Confidential Information or becomes readily available, other than by a breach of this Agreement;

(g)	is received by the Party or any of its Representatives on a bona fide basis from a Third Party who is not known by the Party or any of its Representatives who received such information to be bound by a duty of confidentiality or secrecy to the Party or its Representatives who provided such information;

(h)	is proven to be known by the Party or any of its Representatives who received such information on a bona fide and non-confidential basis prior to disclosure hereunder; and

(i)	is proven by the Party or any of its Representatives who received such information to have been developed by the Party or any of its Representatives who received such information independently of any disclosure by the Party or any of its Representatives who received such information;

“Confidentiality Agreement” means the Confidentiality Agreement entered into between Green Bay and Atlanta on November 2, 2011;

“Consents Required” has the meaning set out in Section 4.8(a);

“Consent Required Asset” means a Transferred Asset that is not Capable of Being Transferred for any reason other than solely that a requisite regulatory clearance or approval to be obtained by Atlanta pursuant to Section 2.2(b) has not been obtained;

“Delayed Asset” means, from time to time, a Consent Required Asset or a No Regulatory Clearance Asset that becomes Capable of Being Transferred;

“Depositary” means Canadian Stock Transfer Company Inc., appointed pursuant to the Depositary Agreement;

“Depositary Agreement” means the depositary agreement between the Depositary, Green Bay, Bidco and Atlanta to be entered into in connection with the Bid;

“Designated Pension Assets” has the meaning set out in Section 9.4(h);

“Direct Claim” has the meaning set out in Section 13.4;

“Disclosure Letter” means the disclosure letters dated the date hereof exchanged between the Parties;

“Dispute” has the meaning set out in Section 15.1(a);

“Draft Asset Reorganization Plan” means the draft plan prepared pursuant to Section 2.5(a) to complete the Asset Reorganization to facilitate Asset Closing;

“Election to Increase Base Purchase Price” has the meaning set out in Section 4.4(c);

“Election to Maintain Atlanta Obligation to Purchase” has the meaning set out in Section 4.4(c);

“Employee Plans” means all employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance and all other plans, programs, agreements or arrangements (whether written or oral, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) sponsored, maintained or contributed to or required to be contributed to by Target or an Affiliate of Target for the benefit of the employees or former employees, directors or officers of Target or any Affiliates of Target or their dependants or beneficiaries, or as provided by any collective or other agreement to which Target or any Affiliate of Target is a party or by which it is bound, or pursuant to which payments are made or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the employees or former employees, officers or directors of Target or any Affiliates of Target, or in respect of which Target or any Affiliate of Target participates or has, or will have, any actual or contingent Liability or obligations, other than any Australian Superannuation Fund (including the relevant Target Superannuation Fund in respect of each Transferred Employee) or any benefit plans mandated by statute;

“Encumbrances” means any mortgages, charges, encumbrances, liens or security interests;

“Estimated Pension Transfer Amount” has the meaning set out in Section 9.4(h);

“Excess” has the meaning set out in Section 9.4(h);

“Excluded Assets” means (a) 26 crop input retail centres and, at Atlanta's option to be exercised within the specific period provided in Section 4.1, an additional 10 crop input retail centres, identified in the Disclosure Letter(in three sets of 13, 13 and 10 crop input retail centres (the first set of 13 being subject to Atlanta’s option, in its sole discretion, to designate an additional crop input retail centre for each crop input retail centre in such set that is later determined not to have a retail business with Annual Revenues of at least $1 million, provided that, in the event Atlanta exercises its option pursuant to the foregoing, Green Bay, at its option and in its sole discretion, may elect to retain the applicable retail centre with Annual Revenues of less than $1 million as an Excluded Asset (and for certainty each such additional or retained retail centres shall result in an Excluded Crop Input Centre Adjustment on the same basis as applicable to the first set of 13 sites), and the third set of 10 being subject to Atlanta’s option referred to above, respectively) (certain of which are co-located with the country elevators in Canada to be sold to a Third Party asset buyer)); (b) other than those specifically referenced in the definition of Transferred Assets, all of Target’s head office assets and interests directly or indirectly related to the ownership, operation or management of Target’s Agri-Products Business or Grain and Processing Businesses, such as corporate computer systems, intellectual property, head office property interests and furnishings (the “Head Office Interests”); (c) the IOL Fuel Business; (d) those certain manufacturing and storage sites that are no longer in use, and gyp ponds relating to, historical operations of Target in Calgary (collectively, the “Gyp Ponds”); (e) those certain manufacturing and storage sites that are no longer in use relating to historical operations at the Medicine Hat facility (collectively, the “Legacy Sites”); (f) Grain and Processing Businesses components of the crop input centres which are Shared Use Assets located at the following addresses: Loxton (Railway Terrace), Pinnaroo (Silo Road), Rudall (Cleve Road), Streaky Bay (Poochera Road), Tailem Bend (Granite Road), and Tumby Bay (Tumby Bay); (g) the net working capital of the Wool Business and, if Atlanta’s option to exclude is exercised within 60 days following Acquisition of Control, the Wool Business; and (h) all Non-Transferred Assets. In respect of the crop input centres referred to in paragraph (a) above, Green Bay may: (i) add up to two additional crop input centres otherwise forming part of the Transferred Assets (which, for certainty, shall not be any of the crop input centres noted in the Disclosure Letter as excluded) as Excluded Assets, provided that such crop input centres are (A) satisfactory to Atlanta, in its discretion, and (B) subject to an Excluded Crop Input Centre Adjustment equal to 43.369% of Annual Revenue (as defined in the definition of “Excluded Crop Input Centre Adjustment”), plus Net Working Capital associated with each such crop input centre (including, for certainty, the Net Working Capital associated with such crop input centre’s farm equipment business); and (ii) remove up to eight crop input centres listed from the first set of 13 crop input centres identified in the Disclosure Letter as Excluded Assets (which, for certainty, shall result in such crop input centres constituting Transferred Assets), provided that the removal of any such crop input centre is satisfactory to Atlanta, in its discretion (including with respect to site location and Base Purchase Price adjustments);

“Excluded Crop Input Centre Adjustment” means the amount by which the Base Purchase Price shall be reduced in respect of the 36 crop input centres referred to as Excluded Assets pursuant to the following formula: for the first set of 13 sites by 43.369% of Annual Revenue, plus Net Working Capital (which, for the purpose hereof, shall be calculated in respect of each such site (including, for certainty, the Net Working Capital associated with such crop input centre’s farm equipment business) and which Net Working Capital shall be accounted for in the Net Working Capital Adjustment); for the next set of 13 sites by 43.369% of Annual Revenue, plus Net Working Capital (which, for the purpose hereof, shall be calculated in respect of each such site (including, for certainty, the Net Working Capital associated with such crop input centre’s farm equipment business) and which Net Working Capital shall be accounted for in the Net Working Capital Adjustment); and for the final set of 10 sites with a put option in favour of Atlanta by 35.779% of Annual Revenue, plus Net Working Capital (which, for the purpose hereof, shall be calculated in respect of each such site (including, for certainty, the Net Working Capital associated with such crop input centre’s farm equipment business) and which Net Working Capital shall be accounted for in the Net Working Capital Adjustment). For the purpose of this definition, “Annual Revenue” means the average of the annual revenue, excluding revenue solely attributable to farm equipment sales, for a crop input centre in the last two completed fiscal years;

“Excluded Liabilities” means the following:

(j)	all obligations and liabilities relating to the Head Office Interests, including associated overhead and general & administrative expenses (for certainty, except pertaining to Transferred Employees, which is addressed separately);

(k)	any debt related to or associated with the Transferred Assets or resulting from the sale and transfer of the Transferred Assets to Atlanta, which will be transferred on a debt-free basis;

(l)	any taxes or governmental charges accruing to Target or any Target subsidiary or to any other corporation the shares of which are acquired by Atlanta on an Asset Closing at or prior to the applicable Asset Closing Date which relate to or are associated with the Transferred Assets or resulting from any Reorganization or the sale and transfer of the Transferred Assets to Atlanta, including any income taxes, capital gains taxes or recapture, whether such amounts are known at the applicable Asset Closing Date or arise as a result of an assessment or reassessment issued by the Canada Revenue Agency at any time subsequent to the relevant Asset Closing Date, and, for certainty, does not include the transfer taxes described in paragraph (c) of the definition of “Assumed Liabilities”;

(m)	all obligations and liabilities relating to or associated with any of the IOL Fuel Business, the Gyp Ponds, and the Legacy Sites; and

(n)	all obligations and liabilities including severance, termination and redundancy costs relating to Persons who are not Transferred Employees;

“Expected Take-up Dates” means the dates Bidco expects to be the First Take-up Announcement Date and the First Take-up Date;

“Final Asset Reorganization Plan” has the meaning given to it in Section 2.5(b);

“First Take-up Announcement” means an announcement by Bidco that it will first take up and pay for the Target Shares under the Bid;

“First Take-up Announcement Date” means the day that Bidco makes a First Take-up Announcement;

“First Take-up Date” means the date that Bidco first takes up and pays for Target Shares;

“First Take-up and Drawdown Notice” has the meaning given to it in Section 4.9(b);

“Governmental Authority” means any governmental authority having jurisdiction, including the governments of Canada, the United States of America, Australia, New Zealand, the European Union, and any political subdivision of any of the foregoing, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature (including any stock or other securities exchange or professional association);

“GR/PR Plans” has the meaning set forth in Section 16.3(d);

“Grain and Processing Businesses” means Target’s business as reported in its audited financial statements as its “grain handling and marketing segment”, “processing segment” and “corporate expenses”, and any other business or segment of Target other than the Agri-Products Business;

“Green Bay” has the meaning given to it in the preamble to this Agreement;

“Green Bay’s Actuary” means a Fellow of the Canadian Institute of Actuaries retained by Green Bay;

“Green Bay Guarantee” means the guarantee in the agreed form delivered to Atlanta by Green Bay upon the execution and delivery hereof;

“Green Bay Indemnified Parties” means Green Bay and its Affiliates (including Bidco) and their respective directors, officers, employees and agents;

“Green Bay Letter of Credit” means a letter of credit delivered by Green Bay pursuant to Section 2.5(f);

“Gyp Ponds” has the meaning given to it in the definition of “Excluded Assets”;

“Head Office Interests” has the meaning given to it in the definition of “Excluded Assets”;

“ICAA” means the International Commercial Arbitration Act (Ontario), R.S.O. 1990, Chapter I.9, as amended from time to time;

“IFRS” means the International Financial Reporting Standards issued by International Accounting Standards Board, as amended from time to time;

“Indemnified Party” has the meaning set out in Section 13.4;

“Indemnifying Party” has the meaning set out in Section 13.4;

“Intended Transactions” means the transactions contemplated in this Agreement, including the Bid, any Reorganization, the purchase and sale of the Transferred Assets on the terms and conditions set forth in this Agreement;

“Interest Rate” has the meaning set out in Section 4.9(g);

“IOL Fuel Business” means the IOL final business reported to have been acquired by Target in 2011;

“Labour Agreements” has the meaning set out in Section 9.3(a)(i);

“Legacy Sites” has the meaning given to it in the definition of “Excluded Assets”;

“Legal Tender” has the meaning set out in Section 4.2;

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Libor” means the rate of interest for deposits in US dollars for a 3-month period, commencing on the first day of such interest period by reference to the rate appearing on the Reuters LIBORO1 page as of 11:00 a.m. London, England time on the first day of such interest period. In the event that such rate does not appear on the Reuters LIBORO1 page, “Libor” shall be determined based on any successor or substitute page of such service as may be agreed upon by Green Bay and Atlanta;

“Loan” has the meaning set forth in Section 4.9(a)(ii);

“Losses” means all damages, fines, penalties, deficiencies, losses, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including interest, court costs and fees and expenses of lawyers (on a solicitor and his own client basis), accountants and other experts and professionals) available at law or in equity;

“material adjustment” has the meaning set forth in Section 4.10;

“Material Business Restriction” means, a restriction or other prohibition under the existing agreements or indentures of Target or its subsidiaries that cannot be removed, suspended or otherwise avoided, in each case, in whole or in part, by Green Bay or Bidco using commercially reasonable efforts.

“material objection” has the meaning set forth in Section 2.5(b);

“Material Preferential Right” has the meaning set forth in Section 4.7(a);

“Material Preferential Right Holder” means a Third Party which is the holder of a Material Preferential Right;

“Member Account Balance” has the meaning set out in Section 9.4(n);

“Member Transfer Date” means the date to be agreed between Green Bay and Atlanta (or, in the case of a Third Party purchaser, such Third Party purchaser) for the purposes of Section 9.5(c) (if applicable), being a date that is no less than twelve months after the Asset Closing Date;

“Multi-Employer Plan” means any Employee Plan to which Target or any of its Affiliates is required to contribute but for which neither Target nor any of its Affiliates is sponsor or administrator (including any “multi-employer plan” within the meaning of the Tax Act) and, for greater certainty, Target or any of its Affiliates shall not be construed as the administrator of a Multi-Employer Plan solely on the basis that Target or any of its Affiliates has appointed;

“Net Working Capital” means the net working capital in respect of the Transferred Assets determined on a basis consistent with Target’s previous calculations of net working capital and as calculated in accordance with IFRS, comprising: (1) “assets” excluding cash and cash equivalents but including the sum of (A) accounts receivable; (B) inventory at cost; (C) prepaid expenses (including prepaid insurance); and (D) Legal Tender: less (2) “liabilities” comprising the sum of (A) accounts payable and accrued liabilities; (B) financial lease obligations, such as in relation to moveables; and (C) deferred revenues and advanced billings (including, for certainty, customer prepayments), provided that deferred taxes shall be excluded; each of the foregoing as determined in accordance with IFRS. For certainty, Net Working Capital excludes (x) inter-company accounts payable and accounts receivable, which will be settled and paid prior to Asset Closing and (y) any net working capital of the Wool Business;

“Net Working Capital Adjustment” has the meaning set out in Section 4.5;

“New Employee Plans” has the meaning set out in Section 9.4(b);

“New Superannuation Fund” has the meaning set out in Section 9.5(a);

“No Regulatory Clearance Asset” means a Transferred Asset that is not Capable of Being Transferred due solely to the absence at that time of any regulatory clearance or approval to be obtained by Atlanta pursuant to Section 2.2(b); and for certainty, shall not include a Consent Required Asset;

“Non-Transferred Assets” means, collectively, each Consent Required Asset (a) purchased by the Material Preferential Right Holder, (b) subject to a Material Preferential Right that is not Capable of Being Transferred by 5 p.m. (Calgary time) on the last day of the calendar month following (i) 180 days from the Wholesale Business Sale Date, if the applicable Consent Required Asset is the Wholesale Business, or (ii) 180 days from the Retail Business Sale Date, if the applicable Consent Required Asset is a Retail Business Transferred Asset, or (c) which has not been transferred to Atlanta following its election in Section 4.8(b)(ii) or the expiry of the time period described therein, each of which shall thereafter be an Excluded Asset;

“notice” has the meaning set out in Article 16;

“Notice of Claim” has the meaning set out in Section 13.4;

“Offer” has the meaning set out in Section 9.3(a)(ii).

“Operating Adjustment” has the meaning set out in Section 4.4(d);

“Operating Cashflow” means (a) net earnings, which is net of an income tax provision determined in accordance with IFRS, plus the following items not involving cash and/or operations: (i) depreciation and amortization; (ii) future income tax provisions; (iii) employee future benefits; (iv) financing expenses not directly attributable to the Transferred Assets; (v) loss (gain) on disposal of assets; (vi) net foreign exchange gain (loss) (not in the ordinary course of business); (vii) allocations of corporate costs; (viii) unrealized gains (loss) on financial instruments; (ix) stock based compensation; and (x) other non-cash or non-operating items in net earnings, each of the foregoing as determined in accordance with IFRS less (b) the amount of capital expenditures directly attributable to the Transferred Assets or Non-Transferred Assets, as applicable, required to sustain the operation of those assets;

“Party” means a party to this Agreement;

“Pension Report” has the meaning set out in Section 9.4(e);

“Pension Transfer Amount” has the meaning set out in Section 9.4(e);

“Pension Transfer Date” has the meaning set out in Section 9.4(m);

“Permitted Encumbrances” means any of the following:

(o)	liens for taxes, assessments or governmental charges in connection with operations in the ordinary course of business and not at the time due or delinquent or, if due or delinquent, the validity of which is being contested;

(p)	liens and trusts arising by operation of Applicable Laws in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested;

(q)	liens under or pursuant to any judgment rendered, or Claim filed, the validity of which is being contested;

(r)	undetermined or inchoate liens and charges incidental to construction or operations in the ordinary course of business which relate to obligations not due or delinquent or, if due or delinquent, the validity of which is being contested;

(s)	easements, rights of way, servitudes or other similar rights in land (including rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons in connection with operations in the ordinary course of business;

(t)	any builder’s, mechanic’s, garageman’s, labourer’s or materialman’s lien or other similar lien arising in the ordinary course of business or out of the construction or improvement of any property or arising out of the furnishing of materials or supplies, provided that such lien secures monies not at the time overdue, or, if due or delinquent, the validity of which is being contested;

(u)	encumbrances incidental to the conduct of business or the ownership of the Transferred Assets in connection with operations in the ordinary course of business, and not incurred in connection with the borrowing of money or obtaining credit unless in connection with operations in the ordinary course of business;

(v)	any Encumbrance in favour of Atlanta;

(w)	security given to a public utility or any municipality or Governmental Authority when required by such utility or municipality or other Governmental Authority in connection with operations in the ordinary course of business;

(x)	reservations in any original grants of any land or interests therein and statutory exceptions and reservations to title;

(y)	any Encumbrance securing a monetary obligation created or assumed as part of the purchase price of real or tangible personal property purchased in connection with operations in the ordinary course of business;

(z)	landlords’ liens or any other rights of distress reserved in or exercisable under any lease of real property for rent and for compliance with the terms of such lease;

(aa)	any Encumbrance resulting from deposits made to secure performance of bids, tenders, contracts or leases entered into in connection with operations in the ordinary course of business, or as may be required under Applicable Laws;

(bb)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Encumbrance referred to in the preceding subparagraphs, so long as any such extension, renewal or replacement is in connection with operations in the ordinary course of business and limited to all or any part of the same property that secured the Encumbrance extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased; or

(cc)	the Assumed Liabilities;

“Person” is to be broadly interpreted and includes an individual, corporation, partnership, trust or unincorporated organization, Governmental Authority, and the executors, administrators, or other legal representatives of an individual in such capacity;

“Preferential Right” means a right of first refusal, a right of first offer or other preferential right of purchase or similar right;

“Promissory Note” means the promissory note in the form attached at Schedule 10.2(b);

“Proportionate Amount of Shares” has the meaning set out in Section 4.9(h);

“Purchase Price” has the meaning set out in Section 4.4(b);

“Purchase Price Adjustments” has the meaning set out in Section 4.4(b);

“Ray” means Xstrata PLC;

“Refusing Employee” has the meaning set out in Section 9.3(e);

“Reno” means Richardson International Limited;

“Reorganization” means any Tax Bump Reorganization, Asset Reorganization or any other post-Acquisition of Control reorganization involving the Transferred Assets including, without limitation, the amalgamation of Target and Bidco;

“Repayment Amount” has the meaning set out in Section 4.4(f)(B);

“Representatives” has the meaning set out in Section 16.7(a);

“Retail Adjustment” has the meaning set out in Section 4.4(j).

“Retail Business” means, collectively, the Transferred Assets other than the Wholesale Business and the Wool Business;

“Retail Business Sale Date” has the meaning set out in Section 4.6(a);

“Retained Defined Benefit Plan” has the meaning set out in Section 9.4(e);

“Retained Defined Contribution Plan” has the meaning set out in Section 9.4(n);

“Scotiabank” means The Bank of Nova Scotia;

“Second Step Transaction” means a transaction, undertaken after Bidco has acquired Target Shares under the Bid to acquire all of the remaining issued and outstanding Target Shares not then owned by Bidco;

“Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S.5, as amended;

“Securities Commissions” means the securities commission or equivalent body of each of the provinces and territories of Canada;

“Share Pledge” has the meaning set out in Section 4.9(h);

“Shared Use Asset” means any of Target’s assets (not including those that are specifically enumerated as Excluded Assets) the use of which is shared by the Agri-Products Business and the Grain and Processing Businesses;

“Shortfall” has the meaning set out in Section 9.4(h);

“Target” means Viterra Inc.;

“Target Shares” means common shares in the capital of Target;

“Target Superannuation Fund” in relation to a Transferred Employee:

(dd)	means the Australian Superannuation Fund that is the “default fund” specified by Target (or its relevant Affiliate) in respect of the Transferred Employee for the purposes of Part 3A of the Superannuation Guarantee (Administration) Act 1992 of the Commonwealth of Australia immediately prior the applicable Asset Closing Date; or

(ee)	if no “default fund” is required to be so specified in relation to the Transferred Employee, means the Australian Superannuation Fund to which Target (or its relevant Affiliate) makes contributions or has contribution obligations in respect of the Transferred Employee immediately prior to the applicable Asset Closing Date, but does not include a “chosen fund” of the Transferred Employee within the meaning of Part 3A of the Superannuation Guarantee (Administration) Act 1992 of the Commonwealth of Australia;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended;

“Tax Bump” has the meaning set out in the definition of “Tax Bump Reorganization”;

“Tax Bump Reorganization” means a corporate reorganization with respect to Target (which shall be separate from the Asset Reorganization) in order to increase the adjusted cost base of Target’s direct or indirect assets pursuant to paragraph 88(1)(d) of the Tax Act (the “Tax Bump”);

“Third Party” means any Person who is not a Party to this Agreement and who deals at arm’s length (for purposes of the Tax Act) with each of the Parties;

“Third Party Actuary” has the meaning set out in Section 9.4(g);

“Third Party Claim” has the meaning set out in Section 13.4;

“Transferred Assets” means, other than the Excluded Assets, all of Target’s worldwide Agri-Products Business, including its interests in the following and its associated Net Working Capital, as more particularly described in the Disclosure Letter: (a) certain crop input retail centres; (b) in-market fertilizer and storage assets; (c) applicable shared assets; (d) agricultural rental equipment; (e) Target Financial™ arrangements (relating to crop input retail centres); (f) the CFL Interest; (g) interests in Interprovincial Cooperative Limited; (h) ammonia distribution and storage assets; (i) if Atlanta’s option to exclude the Wool Business referred to in paragraph (g) of the definition of Excluded Assets is not exercised within 60 days following Acquisition of Control, the Wool Business; (j) all intellectual property (including all trademarks and trade names) and computer systems, contracts, licenses, permits, registrations, data, and accounting books and records used exclusively in the Agri-Products Business; and (k) all assets relating to the Assumed Employee Plans and any other assets transferred in accordance with Sections 9.4 and 9.5;

“Transferred Employees” has the meaning set out in Section 9.3;

“UNCITRAL Arbitration Rules” means the Model Law on International Commercial Arbitration adopted by the United Nations Commission on International Trade Law on June 21, 1985, as set out in the Schedule to the ICAA;

“Wholesale Business” means the CFL Interest;

“Wholesale Business Sale Date” has the meaning set out in Section 4.6(a); and

“Wool Business” means all of Target’s business described as the wool business located in Australia, together with all customer contracts, receivables, inventory, equipment, buildings, permits, books and records related thereto.

Schedule 2.5

ASSET REVIEW AND ASSET REORGANIZATION

Principles

1.	Transferred Assets to be sold as one or more share and/or asset sales at Green Bay’s discretion, provided that Transferred Assets in relation to the Agri-Products Business in Australia to be sold as one or more asset sales.

2.	For the purpose of determining whether any of Target’s assets (not including those that are specifically enumerated as Excluded Assets) the use of which is shared by the Agri-Products Business and the Grain and Processing Businesses (“Shared Use Asset”) is to be a Transferred Asset or an Excluded Asset, the following principles will apply:

(a)	the Parties will use commercially reasonable efforts to separate each Shared Use Asset so an asset used for the Agri-Products Business can be transferred to Atlanta and an asset used by the Grain and Processing Businesses can be retained by Target through the Final Asset Reorganization Plan.

(b)	the Parties understand that the following Shared Use Assets should be capable of separation:

(i)	Port Adelaide Fertiliser Warehouse – this is expected to be a leased shed that can be transferred to Atlanta;

(ii)	Balaklava (East Terrace, Balaklava) – this is a Grain reporting segment site that may be transferable, as the fertilizer facility appears to be separate from the Grain facility;

(iii)	Jamestown (Lot 2 Mannanarie Road) – this Agri-Products Business site appears separate from the Grain site and should be able to be separated from the Grain and Processing Businesses; and

(iv)	Wallaroo (Port) (Lydia Terrace) – the port is used to discharge ships and the fertiliser is taken to a shed that is separate from the Grain sheds, and it is possible that these two sheds could be segregated and the Agri-Products Business sold to Atlanta. Atlanta would need access agreements to Target’s Weighbridge and Roads;

(c)	for Shared Use Assets that are not determined to be Transferred Assets or Excluded Assets pursuant to Section 2(a) above, Green Bay will provide, or cause to be provided, to Atlanta the use of those Shared Use Assets on a cost-only basis for a term of at least 25 years pursuant to a shared facilities agreement.

(d)

the Parties understand that the following Shared Use Asset may not be separable: Ardrossan (Ramp Road, Ardrossan) – This is a storage and handling site. It is a port used to export Dolomite, however it has not exported any grain for a number of years. The majority of the grain received into this site will be trucked down to Port Giles. One of the sheds on the site is used for fertiliser storage. This is not expected to be separable from the storage and handling business. If it can be separated, it will be moved into the group listed under Section 2(b) above.

3.	Following Acquisition of Control, Green Bay will use or will cause Target to use, and Atlanta will use, their respective commercially reasonable efforts to provide to the other, on a cost-only basis, appropriate and reasonably necessary transitional services, shared services, services and lease or licence agreements to ensure the continued functional operation of the businesses of each of the Transferred Assets and the Excluded Assets as a whole.

4.	Notwithstanding any other provisions of this Agreement, if the Draft Asset Reorganization Plan and the Final Asset Reorganization Plan creates any increase in or addition to the Assumed Liabilities, including a tax Liability of any corporation the shares of which are being acquired as a Transferred Asset by Atlanta, such material increase shall constitute a material objection by Atlanta.

5.	For those Persons who are not within the category of Persons employed by or providing services solely to Target or any of its Affiliates in respect of or related to the Transferred Assets, but who perform services related to the Transferred Assets as well as other assets that are not part of the Transferred Assets, the Parties will in good faith work out a reasonable mechanism (including the determination of appropriate thresholds in respect of hours of work and duties and responsibilities) to confirm which Party (a) is the successor employer under any applicable Labour Agreement and shall continue to employ such Persons employed pursuant to such Labour Agreements; and (b) should offer continued employment to Persons who are not employed pursuant to Labour Agreements. Following such determination, the process regarding continued employment set out in Section 9.3 shall apply. For greater certainty, after such determination, (i) Atlanta (or, any Third Party purchaser, such Third Party purchaser) shall, prior to the applicable Asset Closing Date, send a written notice to each Person for which it is determined to be the successor employer confirming that Atlanta (or, any Third Party purchaser, such Third Party purchaser) is the successor employer for the purposes of the applicable Labour Agreement and that Atlanta (or, any Third Party purchaser, such Third Party purchaser) shall continue to employ such Person as of the applicable Asset Closing Date; (ii) Atlanta (or, any Third Party purchaser, such Third Party purchaser) shall, in a manner that provides no less than a 5 Business Day consideration period prior to the applicable Asset Closing Date, send an Offer to each applicable Person who is not employed pursuant to a Labour Agreement and who is determined should continue to be employed with the Transferred Assets (except those Persons under paragraph (iii) below); and (iii) Atlanta (or, any Third Party purchaser, such Third Party purchaser) shall send a letter to each Person who is not employed pursuant to a Labour Agreement and who is determined should continue to be employed with the Transferred Assets but is not actively at work on the applicable Asset Closing Date due to pregnancy leave, parental leave, workers’ compensation leave, short-term disability leave, long-term disability leave, any other leave of absence authorized by applicable statute or any other leave of absence approved by Target or an Affiliate of Target advising such Person that at such time as such Person is cleared and fit to return to work, Atlanta (or, any Third Party purchaser, such Third Party purchaser) shall offer such Person employment on Comparable Terms. For certainty, Atlanta and any Third Party purchaser shall have no obligations in respect of any Persons who are not Transferred Employees.

Schedule 10.2(a)

FORM OF FIRST TAKE-UP AND DRAWDOWN NOTICE

TO:	Agrium Inc.

DATE:

This First Take-up and Drawdown Notice is delivered to you pursuant to Section 4.9(b) of the Support and Purchase Agreement dated March 19, 2012 between Agrium Inc., 8001979 Canada Inc., 8115222 Canada Inc. (“Bidco”) and Glencore International plc (as the same may be amended, modified, supplemented or restated, the “SPA”). Unless otherwise expressly defined herein, capitalized terms set forth in this First Take-up and Drawdown Notice shall have the respective meanings set forth in the SPA.

1.	Bidco anticipates the Expected Take-up Dates to be as follows:

(a)	First Take-up Announcement Date:	; and

(b)	First Take-up Date:

2.	Bidco hereby requests the advance of the Loan pursuant to Section 4.9(a)(ii) of the SPA as follows:

(a)	Date of advance:

(b)	Amount of advance:	$

(c)	Offer price per Target Share:	$

Yours very truly,

8115222 CANADA INC.

Per:
Name:
Title

Per:
Name:
Title:

Schedule 10.2(b)

FORM OF PROMISSORY NOTE